                                                                    EXHIBIT 10.2

________________________________________________________________________________

              U.S. $30,000,000 REVOLVING REDUCING CREDIT FACILITY

________________________________________________________________________________


                               CREDIT AGREEMENT


                                    BETWEEN


                            NEUTRINO RESOURCES INC.
                                  as Borrower

                                      AND

                      THE FINANCIAL INSTITUTIONS NAMED IN
                           SCHEDULE A ANNEXED HERETO
                                  as Lenders

                                      AND

                                BANK ONE CANADA
                            as Agent of the Lenders



                                  MADE AS OF

                                AUGUST 29, 2000


________________________________________________________________________________

                               McCarthy Tetrault
                          Burnet, Duckworth & Palmer

________________________________________________________________________________

                               TABLE OF CONTENTS

                               CREDIT AGREEMENT

ARTICLE 1
    INTERPRETATION ......................................................    2
    1.1   Definitions ...................................................    2
    1.3   Headings ......................................................   22
    1.4   Number; persons; including ....................................   22
    1.5   Accounting Principles .........................................   23
    1.6   Reference to Agreements and Enactments ........................   23
    1.7   Schedules .....................................................   23

ARTICLE 2
    THE CREDIT FACILITY .................................................   24
    2.1   The Credit Facility ...........................................   24
    2.2   Manner of Borrowing ...........................................   24
    2.3   Purpose .......................................................   24
    2.4   Tender Cheques ................................................   24
    2.5   Minimum Drawdowns..............................................   25
    2.6   Notice Periods for Drawdowns and Conversions ..................   25
    2.7   Conversion Option..............................................   26
    2.8   Conversions not Repayments.....................................   26
    2.9   Agent's Obligations with Respect to Canadian Dollar Loans and
          U.S. Base Rate Loans ..........................................   26
    2.10  Lenders' and Agent's Obligations with Respect to Canadian Prime
          Rate Loans and Alternate Base Rate Loans.......................   26
    2.11  Irrevocability ................................................   27
    2.12  Optional Repayment ............................................   27
    2.13  Mandatory Repayment ...........................................   28
    2.14  Currency Excess ...............................................   28
    2.15  Takeover Notification .........................................   29
    2.16  Determination of Borrowing Base ...............................   30

ARTICLE 3
    CONDITIONS PRECEDENT TO DRAWDOWNS ...................................   31
    3.1   Conditions for Drawdowns ......................................   31
    3.2   Additional Conditions for First Drawdown ......................   31
    3.3   Waiver ........................................................   32

ARTICLE 4
    EVIDENCE OF DRAWDOWNS ...............................................   33
    4.1   Account of Record..............................................   33

ARTICLE 5
    PAYMENTS OF INTEREST AND FEES .......................................   33
    5.1   Interest on Canadian Prime Rate Loans .........................   33
    5.2   Interest on Alternate Base Rate Loans .........................   33
    5.3   Per Annum Calculations ........................................   34
    5.4   Interest Act (Canada) .........................................   34
    5.5   Nominal Rates; No Deemed Reinvestment .........................   34
    5.6   Stand-By Fees .................................................   34
    5.7   Facility Fee ..................................................   35
    5.8   Engineering Fees ..............................................   35
    5.9   Interest on Overdue Amounts ...................................   35
    5.10  Waiver ........................................................   35
    5.11  Maximum Rate Permitted by Law .................................   36

ARTICLE 6
    DOCUMENTARY INSTRUMENTS .............................................   36
    6.1   Availability ..................................................   36
    6.2   Form ..........................................................   36
    6.3   No Conversion .................................................   36
    6.4   Reimbursement or Conversion on Presentation; Issuing Lender
          Indemnity......................................................   36
    6.5   Fees ..........................................................   37
    6.6   Additional Provisions .........................................   38

ARTICLE 7
    PAYMENTS.............................................................   41
    7.1   Place of Payment of Principal, Interest and Fees; Payments to
          Agent .........................................................   41
    7.2   Designated Accounts of the Lenders.............................   41
    7.3   Funds .........................................................   41
    7.4   Application of Payments .......................................   42
    7.5   Set Off .......................................................   42

ARTICLE 8
    REPRESENTATIONS AND WARRANTIES ......................................   43
    8.1   Representations and Warranties ................................   43
    8.2   Deemed Repetition..............................................   48
    8.3   Other Documents ...............................................   49
    8.4   Effective Time of Repetition ..................................   49
    8.5   Nature of Representations and Warranties ......................   49

ARTICLE 9
    GENERAL COVENANTS ...................................................   49
    9.1   Affirmative Covenants .........................................   49
    9.2   Negative Covenants ............................................   56

    9.3   Financial Covenants............................................   59
    9.4   Agent May Perform Covenants....................................   59

ARTICLE 10
   SECURITY..............................................................   60
   10.1   Security.......................................................   60
   10.2   Registration ..................................................   61
   10.3   Forms; Additional Security; Undertaking to Grant Fixed Charge
          Security.......................................................   61
   10.4   Continuing Security ...........................................   62
   10.5   Dealing with Security .........................................   62
   10.6   Effectiveness .................................................   63
   10.7   Saskatchewan Legislation ......................................   63
   10.8   Release and Discharge of Security .............................   63

ARTICLE 11
   EVENTS OF DEFAULT AND ACCELERATION....................................   64
   11.1   Events of Default..............................................   64
   11.2   Acceleration ..................................................   66
   11.3   Conversion on Default .........................................   67
   11.4   Remedies Cumulative and Waivers ...............................   67
   11.5   Termination of Lenders' Obligations............................   67

ARTICLE 12
   CHANGE OF CIRCUMSTANCES ..............................................   68
   12.1   Change in Law .................................................   68
   12.2   Prepayment of Portion .........................................   69
   12.3   Illegality ....................................................   69

ARTICLE 13
   COSTS, EXPENSES AND INDEMNIFICATION ..................................   70
   13.1   Costs and Expenses ............................................   70
   13.2   General Indemnity..............................................   70
   13.3   Environmental Indemnity .......................................   71
   13.4   Judgment Currency..............................................   72

ARTICLE 14
   THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY...................   72
   14.1   Authorization and Action.......................................   72
   14.2   Procedure for Making Loans.....................................   73
   14.3   Remittance of Payments.........................................   74
   14.4   Redistribution of Payment......................................   74
   14.5   Duties and Obligations ........................................   75
   14.6   Prompt Notice to the Lenders ..................................   77

   14.7   Agent's and Lender's Authorities ..............................   77
   14.8   Lender Credit Decision ........................................   77
   14.9   Indemnification of Agent ......................................   78
   14.10  Successor Agent ...............................................   78
   14.11  Taking and Enforcement of Remedies.............................   79
   14.12  Reliance Upon Agent ...........................................   80
   14.13  No Liability of Agent .........................................   80
   14.14  Article for Benefit of Agents and Lenders .....................   80

ARTICLE 15
   GENERAL ..............................................................   80
   15.1   Exchange and Confidentiality of Information....................   80
   15.2   Nature of Obligation under this Agreement .....................   82
   15.3   Notices .......................................................   82
   15.4   Governing Law .................................................   83
   15.5   Benefit of the Agreement ......................................   83
   15.6   Assignment ....................................................   83
   15.7   Participations ................................................   84
   15.8   Severability ..................................................   84
   15.9   Whole Agreement ...............................................   84
   15.10  Amendments and Waivers ........................................   84
   15.11  Further Assurances ............................................   85
   15.12  Attornment ....................................................   85
   15.13  Time of the Essence ...........................................   86
   15.14  Credit Agreement Governs ......................................   86
   15.15  Counterparts ..................................................   86

Schedule A   --   Lenders and Commitments
Schedule B   --   Compliance Certificate
Schedule C   --   Conversion Notice
Schedule D   --   Drawdown Notice
Schedule E   --   Repayment Notice

                               CREDIT AGREEMENT
                               ----------------


                 THIS AGREEMENT is made as of August 29, 2000


AMONG:


          NEUTRINO RESOURCES INC., a corporation incorporated under the laws of the Province of Alberta (hereinafter referred to as the "Borrower")

                                     -and-

          BANK ONE CANADA and those other financial institutions named on Schedule A annexed hereto, together with such other financial institutions as become parties hereto pursuant to
          Section 15.6 hereof, as lenders (hereinafter sometimes collectively referred to as the "Lenders" and sometimes individually referred to as a "Lender")

                                     -and-

          BANK ONE CANADA, a Canadian chartered bank, as agent of the Lenders hereunder (hereinafter referred to as the "Agent")



     WHEREAS the Borrower has requested the Credit Facility to repay the Existing National Facility, to finance exploration, development and acquisition of oil and gas properties and for the general corporate purposes of the Borrower;

     AND WHEREAS the Lenders have agreed to provide the Credit Facility to the Borrower on the terms and conditions herein set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                INTERPRETATION

 1.1 Definitions

     In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

"Additional Compensation" has the meaning set out in Section 12.1.

"Advance" means an advance of funds made by the Lenders or by any one or more of them to the Borrower, but does not include any Conversion.

"Affected Loan" has the meaning set out in Section 12.2.

"Affiliate" means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with") means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of Voting Shares or by contract or otherwise.

"Agent's Branch" means the branch of the Agent at BCE Place, P.O. Box 613, 161 Bay Street, Suite 4240, Toronto, Ontario M5J 2S1, or such other branch in Canada as the Agent may from time to time designate by notice to the Borrower and the Lenders.

"Agreement" means this agreement, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

"Alternate Base Rate" means, for any day, the greater of:

     (a) the rate of interest per annum, expressed on the basis of a year of 365 days, established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for United States Dollar loans in Canada; and

     (b) the rate of interest per annum, expressed on the basis of a year of 365 days, for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate, plus 0.50% per annum;

provided that if both such rates are equal or if such Federal Funds Rate is unavailable for any reason on the date of determination, then the "Alternate Base Rate" shall be the rate specified in (a) above.

"Alternate Base Rate Loan" means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Alternate Base Rate.

"Applicable LC/LG Fee Rate" means a fee calculated in accordance with Section
6.5.

"Applicable Margin" means for Canadian Prime Rate Loans and Alternate Base Rate Loans, 0.50% per annum expressed on the basis of a year of 365 days in the case of Alternate Base Rate Loans and on the basis of a year of 365 or 366 days, as the case may be, in the case of Canadian Prime Rate Loans.

"Banking Day" means a day on which banks are open for business in Calgary, Alberta and Toronto, Ontario, but does not in any event include a Saturday or a Sunday.

"Borrowing Base" means the United States Dollar limit for Debt established from time to time by the Agent and the Lenders as the value, for Loan purposes, of the Mortgaged Properties, such value to be determined by the Agent and the Lenders in accordance with the applicable definitions and provisions herein contained, their then current engineering standards and their then current and customary lending standards for loans of this nature.

"Canadian Dollars" and "Cdn. $" mean the lawful money of Canada.

"Canadian Prime Rate" means, for any day, the greater of:

     (a) the rate of interest per annum established and reported by the Agent to the Bank of Canada from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers of varying degrees of creditworthiness in Canada for Canadian Dollar loans in Canada; and

     (b) the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers' acceptances which rate is shown on the display referred to as the "CDOR Page" (or any display substituted therefor) of Reuter Monitor Money Rates Service at 10:00 a.m. (Toronto time) on such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, plus the 0.50% per annum;

provided that if both such rates are equal or if such one month bankers' acceptance rate is unavailable for any reason on any date of determination, then the "Canadian Prime Rate" shall be the rate specified in (a) above.

"Canadian Prime Rate Loan" means an Advance in, or Conversion into, Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.

"Change of Control" means or shall be deemed to have occurred if and when any person, joint owners or persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) shall beneficially hold more than 50.0% of the issued and outstanding Voting Shares in the capital of the Borrower.

"Commitment" means the commitment by each Lender to provide the amount of United States Dollars (or the Equivalent Amount thereof) set opposite its name in Schedule A annexed hereto subject to any reduction in accordance with the provisions hereof.

"Commodity Agreement" means any agreement for the making or taking of delivery of any commodity (including, without limitation, Petroleum Substances), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Borrower or a Material Subsidiary where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity.

"Compliance Certificate" means a certificate of the Borrower signed on its behalf by the president or chief financial officer of the Borrower, substantially in the form annexed hereto as Schedule B, to be given to the Agent by the Borrower pursuant hereto.

"Consolidated Assets" means, as at any date of determination, the total assets of the Borrower determined on a consolidated basis in accordance with generally accepted accounting principles, as the same would be set forth on a consolidated balance sheet of the Borrower for such date.

"Conversion" means a conversion or deemed conversion of a Loan into another type of Loan pursuant to the provisions hereof.

"Conversion Date" means the date specified by the Borrower or the terms hereof as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.

"Conversion Notice" means a notice substantially in the form annexed hereto as Schedule C to be given to the Agent by the Borrower pursuant hereto.

"Credit Facility" means the credit facility in the maximum principal amount of U.S. $30,000,000 or the Equivalent Amount in Canadian Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.

"Currency Hedging Agreement" means any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by a Borrower or a Material Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.

"Current Assets" and "Current Liabilities" of the Borrower mean the consolidated current assets and consolidated current liabilities, respectively, of the Borrower determined in accordance with generally accepted accounting principles as the same would be set forth or reflected in a consolidated statement of financial position of the Borrower, and including unused availability under this Credit Facility.

"Debenture" means a debenture of the Borrower providing a fixed charge over substantially all of the assets of the Borrower and a floating charge over all of the assets of the Borrower, executed as of the date hereof.

"Default" means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

"Debt" means, as at any date of determination, all obligations, liabilities and indebtedness of the Borrower which would, in accordance with generally accepted accounting principles, be classified upon a consolidated balance sheet of the Borrower for such date as liabilities of the Borrower and, whether or not so classified, shall include (without duplication):

     (a)  indebtedness of the Borrower and its Subsidiaries for borrowed money;

     (b) obligations of the Borrower and its Subsidiaries arising pursuant to bankers' acceptance facilities and commercial paper programs, or letters of credit or indemnities issued in connection therewith;

     (c) obligations of the Borrower and its Subsidiaries under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness of any other person and all other obligations incurred for the purpose of or having the effect of providing financial assistance to another person (other than a Subsidiary in the ordinary course of business), including, without limitation, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

     (d) all obligations of the Borrower and its Subsidiaries created or arising under any: (i) conditional sales agreement or other title retention agreement, (ii) capital lease, or (iii) other lease financing (whether characterized as an operating lease under generally accepted accounting principles or not) in each case to the extent out of the ordinary course of business;

     (e) obligations of the Borrower or any of its Subsidiaries with respect to Production Payments;

     (f)  deferred revenues relating to third party obligations; and

     (g) Financial Instrument Obligations under Interest Hedging Agreements, Currency Hedging Agreements and Commodity Agreements entered into for speculative purposes (determined, where relevant, by reference to generally accepted accounting principles) or other than in the ordinary course of business; for certainty, Interest Hedging Agreements having as a subject matter principal amounts (either individually or in the aggregate, but determined on a net basis taking into account transactions or agreements entered into to reverse the position or limit the exposure under an existing Interest Hedging Agreement) greater than the aggregate liability of the Borrower and its Subsidiaries for borrowed money shall be for speculative purposes;

and shall exclude, in any event:

     (h)  current taxes payable and deferred taxes;

     (i) accounts payable and accrued charges incurred in the ordinary course of business, including cash calls or reimbursement of operators pursuant to operating or similar agreements entered into by it in the ordinary course of business;

     (j)  pension liabilities; and

     (k) other deferred credits determined in accordance with generally accepted accounting principles.

"Debt Service" shall mean quarterly Interest Expense, plus 1/20th of the Outstanding Principal hereunder.

"Distribution" means:

     (a) distribution on or in respect of any shares in the capital of the Borrower;

     (b) the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of the Borrower, including, without limitation, options, warrants, conversion or exchange privileges and similar rights;

     (c) the making of any loan or advance or any other provision of credit to any shareholder of the Borrower; or

     (d) the payment of any principal, interest, fees or other amounts on or in respect of any loans, advances or other Debt owing at any time by the Borrower to any shareholder of the Borrower, Affiliates of the Borrower or shareholders of Affiliates of the Borrower.

"Documentary Instruments" means collectively, Letters of Credit and Letters of Guarantee and "Documentary Instrument" means a Letter of Credit or a Letter of Guarantee.

"Documents" means this Agreement, the Security and all certificates, notices, instruments and other documents delivered or to be delivered to the Agent in relation to the Credit Facility pursuant hereto or thereto and, when used in relation to any person, the term "Documents" shall mean and refer to the Documents executed and delivered by such person.

"Drafts" means drafts, bills of exchange, receipts, acceptances, demands and other requests for payment drawn or issued under a Documentary Instrument.

"Drawdown" means:

     (a)  an Advance of a Canadian Prime Rate Loan or Alternate Base Rate Loan;

     (b)  the issue of Documentary Instruments; or

     (c)  the issue of Tender Cheques.

"Drawdown Date" means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.

"Drawdown Notice" means a notice substantially in the form annexed hereto as Schedule D to be given to the Agent pursuant hereto.

"EBITDA" of the Borrower in any financial period means the Net Income for such period, plus:

     (a)  Interest Expense, to the extent deducted in determining Net Income;

     (b) all amounts deducted in the calculation of Net Income in respect of the provision for income taxes (in accordance with generally accepted accounting principles);

     (c) all amounts deducted in the calculation of Net Income in respect of non-cash items including depletion, depreciation, amortization and deferred taxes; and

     (d) equity loss and extraordinary and non-recurring losses except to the extent such losses involve a payment in cash;

less:(e) equity income and extraordinary and non-recurring income and gains except to the extent such income and gains involve receipt of a cash payment.

"Engineering Report" means a report (in form and substance satisfactory to the Agent, acting reasonably) prepared by an Independent Engineer, which report shall, as of the date of such report, set forth the reserves of Petroleum Substances attributable to substantially all of the Neutrino Assets and, for each fiscal year: anticipated rates of production, shrinkage and reinjection of Petroleum Substances; Crown, freehold and overriding royalties and freehold mineral taxes with respect to Petroleum Substances produced from or attributable to such Neutrino Assets; production, revenue, value-added, wellhead or severance taxes, imposts or levies with respect to Petroleum Substances produced from or attributable to such Neutrino Assets; operating costs; gathering, transporting, processing, marketing and storage fees payable with respect to Petroleum Substances produced from or attributable to such Neutrino Assets; capital expenditures expected to be necessary to achieve anticipated rates of production; and net cash flow with respect to such Neutrino Assets; but not, for greater certainty, any overhead recoveries or operators' fees or charges from third parties.

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, claims, Security Interests, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:

     (a) any claim by a Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

     (b) any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

"Environmental Laws" means all applicable federal, provincial, regional, municipal or local laws with respect to the environment or environmental or occupational health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits, policies, guidelines or directives, in each case only to the extent having the force of law.

"Environmental Orders" includes all applicable orders, directives, judgments, decisions or the like rendered by any Governmental Authority or court of competent jurisdiction pursuant to Environmental Laws or Environmental Permits.

"Environmental Permits" includes all permits, certificates, approvals, registrations, licences or other instruments issued by any Governmental Authority and relating to or required for the Borrower or its Material Subsidiaries to carry on their businesses, activities and operations in compliance with all Environmental Laws and Environmental Orders.

"Equivalent Amount" means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Agent at approximately noon (Toronto time) on that date in accordance with its normal practice; provided that, in the case of Conversions, the aforementioned currency conversion shall be made at the noon rate or spot rate, as the case may be, in effect on the Banking Day the Conversion Notice is received by the Agent from the Borrower in accordance herewith.

"Event of Default" has the meaning set out in Section 11.1.

"Existing National Facility" means all credit facilities established in favour of the Borrower prior to the date hereof by the National Bank of Canada.

"Federal Funds Rate" means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the "H.15(519)" for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate per annum for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m.

(New York time) on that day by each of three major brokers of Federal funds transactions in New York City, selected by the Agent in its sole discretion, acting reasonably.

"Federal Reserve Board" or "Federal" means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

"Financial Instrument Obligations" means obligations arising under Interest Hedging Agreements, Currency Hedging Agreements and Commodity Agreements entered into by a Borrower or a Material Subsidiary to the extent of the net amount due or accruing due by the Borrower or Material Subsidiary thereunder (determined by marking-to-market the same in accordance with their terms).

"Governmental Authority" means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.

"Hazardous Materials" means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, material harm or degradation to the environment or to human health or safety and includes any substance determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.

"Independent Engineer" means any firm of independent petroleum engineers approved by the Agent acting reasonably.

"Initial Borrowing Base" has the meaning set out in Section 2.16.

"Interest Expense" means for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Borrower on a consolidated basis for such period, determined in accordance with GAAP.

"Interest Hedging Agreement" means any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Material Subsidiary where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).

"Interest Payment Date" means with respect to each Canadian Prime Rate Loan and Alternate Base Rate Loan, the first Banking Day of each calendar month, provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Credit Facility is fully cancelled or permanently reduced in full, shall be an Interest Payment Date with respect to all Loans then outstanding.

"Interest Period" means:

     (a) with respect to each Canadian Prime Rate Loan and Alternate Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan; and

     (b) with respect to each Documentary Instrument, the period commencing on the date of issuance of such Documentary Instrument and terminating on the last day the Documentary Instrument is outstanding;

provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the same or another Loan; (ii) the last day of each Interest Period shall be a Banking Day and if the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the Interest Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods hereunder shall expire on or prior to the Maturity Date.

"Internal Engineering Report" means a report in form and substance satisfactory to the Agent prepared by or under the supervision of the chief petroleum engineer of the Borrower which report shall, as of the date of such report, evaluate the Mortgaged Properties.

"Investment" means (a) any purchase or other acquisition of shares or other securities of any person, (b) any loan, advance, extension or credit, guarantee, indemnity or other form of financial assistance to or for the benefit of any person, (c) any capital contribution to any other person and (d) any purchase or other acquisition of any assets of a person other than an acquisition in the ordinary course of business of the purchaser.

"Issuing Lender" means Bank One Canada or other any Lender which assumes in writing with the Borrower, the Lenders and the Agent the obligation of issuing Letters of Credit or Letters of Guarantee under the Credit Facility on behalf of the Lenders.

"joint owners" means, with respect to any subject or matter, two or more persons who are acting, have acted, or intend to act, jointly or in concert with respect to the subject or matter in question.

"Lenders' Counsel" means the firm of McCarthy Tetrault or such other firm of legal counsel as the Lenders may from time to time designate.

"Letter of Credit" or "LC" means a letter of credit in form satisfactory to and issued by the Issuing Lender whereby the Issuing Lender, acting at the request of and in accordance with the instructions of the Borrower, is to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party.

"Letter of Guarantee" or "LG" means a guarantee in form satisfactory to and issued by the Issuing Lender whereby the Issuing Lender, acting at the request of and in accordance with the instructions of the Borrower, is to guarantee payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party.

"Loan" means a Canadian Prime Rate Loan, Alternate Base Rate Loan, Tender Cheque or Documentary Instrument outstanding hereunder.

"Majority Consent" means a consent, waiver or other approval made or given in writing by the Majority of the Lenders in accordance with the provisions hereof.

"Majority of the Lenders" means those Lenders the Commitments of which are, in the aggregate, at least 66 2/3% of the Commitments of all Lenders hereunder.

"Material Adverse Effect" means any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower taken as a whole, which materially increases the risk that any of the Obligations will not be repaid as and when due.

"Material Subsidiary" means any Subsidiary that owns more than 10% of the value of the P&NG Rights, on a consolidated basis.

"Maturity Date" means the date which is the third anniversary of the date hereof.

"Mortgaged Properties" means the properties set out in Schedule I to the Debenture.

"National Security" means all of the Security Documents as defined in the assignment agreement between National Bank of Canada, the Agent and the Borrower, made as of the date hereof.

"Net Income" means, in respect of the period for which it is being determined, the net income of the Borrower determined on a consolidated basis in accordance with generally accepted accounting principles, as set forth in the consolidated financial statements of the Borrower for such period.

"Neutrino Assets" means, collectively, all of the property (real and personal), assets, undertakings, title, interests, rights and benefits of or possessed by the Borrower and its Material Subsidiaries.

"Obligations" means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower to the Lenders or the Agent under, pursuant or relating to the Documents or the Credit Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all interest, commissions, legal and other costs, charges and expenses under the Agreement.

"Officer's Certificate" means a certificate or notice signed by any duly authorized officer of the Borrower; provided, however, that Drawdown Notices, Conversion Notices and Repayment Notices may be executed on behalf of the Borrower by such other persons as may from time to time be designated by written notice from the Borrower to the Agent.

"Order" has the meaning set out in Section 3.2(h) herein.

"Outstanding Principal" means, at any time, the aggregate of (a) the principal amount of all outstanding Alternate Base Rate Loans, (b) the Equivalent Amount in United States Dollars of the principal of all outstanding Canadian Prime Rate Loans; (c) the maximum amount available to be drawn under all outstanding Letters of Credit denominated in United States Dollars, (d) the Equivalent Amount in Canadian Dollars of the maximum amount available to be drawn under all outstanding Letters of Credit denominated in United States Dollars, (e) the amount guaranteed under all outstanding Letters of Guarantee denominated in United States Dollars, (f) the Equivalent Amount in United States Dollars of the amount guaranteed under all outstanding Letters of Guarantee denominated in Canadian Dollars and (g) the Equivalent Amount in United States Dollars of all amounts payable under all outstanding Tender Cheques.

"Permitted Disposition" means, in respect of the Borrower or any Material Subsidiary, any of the following:

     (a) a sale or disposition by such person of P&NG Rights (and related tangibles) resulting from any pooling, unit or farmout agreement entered into in the ordinary course of business and in accordance with sound industry practice when, in the reasonable judgment of such person, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such P&NG Rights;

     (b) a sale or disposition by such person in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;

     (c) a sale or disposition by such person of current production from P&NG Rights made in the ordinary course of business;

     (d) sales or dispositions by a Material Subsidiary to the Borrower or by the Borrower or a Material Subsidiary to a Subsidiary which has previously provided Subsidiary Security to the Lenders; and

     (e)  sales or dispositions consented to by the Agent.

"Permitted Encumbrances" means:

     (a) Security Interests for taxes, assessments or governmental charges which are not due and delinquent, or the validity of which the Borrower or any Material Subsidiary shall be contesting in good faith and provided the Borrower shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not result in forfeiture of any assets which are material to the Borrower and its Subsidiaries taken as a whole;

     (b) the Security Interest of any judgment rendered, or claim filed, against the Borrower or any Material Subsidiary which the Borrower or such Material Subsidiary shall be contesting in good faith and provided the Borrower shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not result in forfeiture of any assets which are material to the Borrower and its Subsidiaries taken as a whole;

     (c) Security Interests, privileges or other charges imposed or permitted by law such as statutory liens and deemed trusts, carriers' liens, builders' liens, warehousemen's liens, mechanics' liens, materialmen's liens, liens created by worker's compensation, unemployment insurance and other social security or employment legislation, and other liens, privileges or other charges of a similar nature which relate to obligations which are not due and delinquent or if due and delinquent the validity of which is being contested at the time in good faith and provided the Borrower shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not result in forfeiture of any assets which are material to the Borrower and its Subsidiaries taken as a whole;

     (d) undetermined or inchoate Security Interests arising in the ordinary course of and incidental to construction, maintenance or current operations of the Borrower or any Material Subsidiary which relate to obligations which are not due and delinquent, or the validity of which the Borrower or such Material Subsidiary shall be contesting in good faith and provided the Borrower shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not result in forfeiture of any assets which are material to the Borrower and its Subsidiaries taken as a whole;

     (e) Security Interests incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of P&NG Rights, related production or processing facilities in which such person has an interest or the transmission of Petroleum Substances as security in favour of any other person conducting the exploration, development, operation or transmission of the property to which such Security Interests relate, for the Borrower's or any Material Subsidiary's portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due and delinquent;

     (f) overriding royalty interests, net profit interests, reversionary interests and carried interests or other similar burdens on production in respect of the P&NG Rights that are entered into with or granted to arm's length third parties in the ordinary course of business and in accordance with sound oil and gas industry practice in Alberta, and provided the same are disclosed in the most recent Engineering Report or Internal Engineering Report, as applicable;

     (g) Security Interests for penalties arising under non-participation or independent operations provisions of operating or similar agreements in respect of the P&NG Rights, provided that such Security Interests do not materially detract from the value of the property of the Borrower and its Subsidiaries taken as a whole and would not reasonably be expected to have a Material Adverse Effect;

     (h) Security Interests in favour of a public utility or any municipality or governmental or other public authority when required by such utility, municipality or authority in connection with the operations or the Borrower or any Material Subsidiary, to the extent such security does not materially detract from the value of the property of the Borrower and its Subsidiaries taken as a whole and would not reasonably be expected to have a Material Adverse Effect;

     (i) reservations, limitations, provisions and conditions contained in an original grant from the Crown of any lands or interests therein and statutory exceptions to title;

     (j) the Security Interest or any right of distress reserved in or exercisable under any real property lease for rent or otherwise to effect compliance with the terms of such lease in respect of which the rent or other obligations is not at the time overdue or if overdue the validity of which is being contested at the time in good faith and provided the Borrower shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not result in forfeiture of any assets which are material to the Borrower and its Subsidiaries taken as a whole;

     (k) Purchase Money Security Interests; provided that the foregoing Security Interests are limited to all or any part of the property or assets purchased or acquired and provided further that such Security Interests shall not secure obligations which, in aggregate at any time, exceed Cdn. $250,000;

     (l) Security Interests in favour of the Lenders or the Agent on behalf of the Lenders;

     (m) such other Security Interests as may be consented to in writing by the Agent;

     (n) Security Interests not referred to in (a) through (n) above created in the ordinary course of business, not to exceed, in the aggregate, Cdn. $250,000 in any calendar year; and

     (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding subparagraphs (a) to (n) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased;

provided that nothing in this definition shall in and of itself cause the Security or the Loans and other amounts owing by the Borrower hereunder to be subordinated in priority to any such Permitted Encumbrance;

"Permitted Indebtedness" means:

     (a)  Debt which is secured by a Permitted Encumbrance;

     (b)  the Obligations;

     (c)  Financial Instrument Obligations;

     (d) performance guarantees provided in the ordinary course of business to persons other than financial institutions or Affiliates thereof; provided that, for certainty, no such guarantee shall include a guarantee of indebtedness for borrowed money;

     (e) Cdn. $100,000 utilized to finance insurance premiums required to insure Neutrino Assets in accordance herewith; or

     (f)  such other Debt as may be consented to in writing by the Lenders.

Permitted Investments" means:

     (a) Investments which, in aggregate, do not exceed Cdn. $250,000 in any calendar year;

     (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the Canadian or United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Corporation and with maturities of no more than one year from the date of acquisition, or
          (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Lenders or any bank or trust company organized under the laws of Canada or the United States or any province of state thereof and having capital surplus and undivided profits aggregating at least U.S. $100,000,000;

     (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section;

     (d)  money-market funds;

     (e) investments in the form of intercompany loans to, advances to or investments in, the Borrower, any of its wholly-owned Subsidiaries, SMC or Spruce Hills, as long as such loan, advances or investments would not result in a Default or Event of Default; and

     (f)  guarantees and other Security to be provided pursuant hereto.

"Permitted Title Defects" means, in respect of any particular asset of the Borrower or any Subsidiary, the following defects in its title thereto:

     (a)  Permitted Encumbrances;

     (b) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it held, or materially impair its saleability, or cause a material disruption or reduction in the production or cash flow (if any) associated therewith;

     (c) all rights reserved to or vested in any person or Governmental Authority by the terms of any lease, licence, grant or permit, or by any statutory or regulatory provision, to terminate any such lease, licence, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

     (d) any right reserved to, or vested in, any Governmental Authority by the terms of any laws or regulations or any easement, right-of-way or servitude issued or granted pursuant thereto, to terminate any such laws or regulation or easement, right-of-way or servitude or to purchase, expropriate, appropriate or recapture, or designate a purchaser of, any property;

     (e) surface rights, easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or any Material Subsidiary (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which do not, either alone or in the aggregate, materially detract from the value of such land or materially impair its use in the operation of the business of the Borrower or any such Material Subsidiary;

     (f) reservations, limitations, provisos and conditions expressed in or affecting any grant of real or immoveable property or any interest therein; and

     (g) title defects which are disclosed to and expressly consented to by Majority of the Lenders as constituting Permitted Title Defects hereunder.

"Petroleum Substances" means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

"Pledge" means the pledge agreement respecting the Debenture by the Borrower in favour of the Agent.

"P&NG Rights" means all of the right, title, estate and interest, whether contingent or absolute, legal or beneficial, present or future, vested or not, and whether or not an "interest in land", of the Borrower and its Subsidiaries in and to any of the following, by whatever name the same are known:

     (a) rights to explore for, drill for and produce, take, save or market Petroleum Substances;

     (b)  rights to a share of the production of Petroleum Substances;

     (c) rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances;

     (d) rights to acquire any of the rights described in subparagraphs (a) through (c) of this definition;

     (e) interests in any rights described in subparagraphs (a) through (d) of this definition; and

     (f) all extensions, renewals, replacements or amendments of or to the foregoing items described in subparagraphs (a) through (e) of this definition;

and including, without limitation, interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests and fractional or undivided interests in any of the foregoing and freehold, leasehold or other interests.

"Production Payment" means:

     (a) the sale or other transfer of any Petroleum Substances, whether in place or when produced, for a period of time until, or of an amount such that the purchaser will realize therefrom a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such substances; or

     (b) any other interest in property of the character commonly referred to as a "production payment".

"Purchase Money Security Interest" means:

     (a) a Security Interest taken or reserved in property to secure payment of all or part of its purchase price; and

     (b) a Security Interest taken in property by a person who gives value for the purpose of enabling the Borrower or relevant Subsidiary to acquire rights in such property, to the extent that the value is applied to acquire those rights;

but does not include a transaction of sale by and lease back to the seller.

"Quarter End" means March 31, June 30, September 30 or December 31 in each year.

"Rateable Portion", as regards any Lender, with regard to any amount of money, means in respect of the Credit Facility and Drawdowns, Conversions and Loans and other amounts payable thereunder, the products obtained by multiplying that amount by the quotient obtained by dividing (A) that Lender's Credit Facility Commitment by (B) the aggregate of all of the Lenders' Credit Facility Commitments.

"Release" means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.

"Repayment Notice" means a notice substantially in the form annexed hereto as Schedule E to be given to the Agent by the Borrower pursuant to Section 2.12.

"Security" means the security and agreements described in Sections 10.1(1) and 10.1(2) together with any other security provided by the Borrower or any Material Subsidiary in accordance herewith.

"Security Interest" means mortgages, charges, pledges, hypothecs, assignments by way of security, conditional sales or other title retentions, security created under the Bank Act (Canada), Security Interests, encumbrances, Security Interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event, (a) rights of set-off created for the purpose of, in effect, securing (directly or indirectly) the repayment of Debt or Financial Instrument Obligations and (b) capital leases and any other lease financing.

"Shareholders' Equity" means, as at any date of determination, the total amount of shareholders' equity of the Borrower determined on a consolidated basis in accordance with generally accepted accounting principles, as the same would be set forth on a consolidated balance sheet of the Borrower for such date.

"shares of a publicly traded corporation" or similar expressions shall include shares listed on any recognized exchange or traded in any over-the-counter market quoted by any reporting system.

"SMC" means Southern Mineral Corporation, a Nevada corporation, owning all of the shares of Spruce Hills.

"Southern Credit Facility" shall mean any and all credit facilities created under or evidenced by the Credit Agreement between Southern Mineral Corporation, SMC Ecuador, Inc., SMC Production Co., BEC Energy, Inc. and Spruce Hills Production Company, Inc. and Bank One, Texas, National Association, as Agent and Lender and The Lenders signatory thereto dated August 23, 2000, as amended from time to time.

"Spruce Hills" means Spruce Hills Production Company Inc., a Delaware corporation owning all of the shares of the Borrower.

"Subsidiary" means:

     (a) any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only for as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries; and

     (b) in respect of any other person, any person which is controlled, directly or indirectly, by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries; and for the purposes of this subparagraph, "control" (including, with a correlative meaning, the term "controlled by") means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of securities or by contract or otherwise.

"Subsidiary Security" means, collectively:

     (a) an unconditional guarantee of the payment and performance by the Borrower of all Obligations and all other obligations, liabilities and indebtedness of the Borrower to the Lenders; and

     (b) as collateral security for such guarantee a floating charge demand debenture in favour of the Agent on behalf of the Lenders, pledged to the Agent pursuant to a debenture pledge agreement with the Agent;

each in form and substance satisfactory to the Agent in its sole discretion, provided or to be provided by a Material Subsidiary hereunder, and, where the context so requires, shall mean any and all such guarantees and security provided or to be provided by Material Subsidiaries in accordance herewith.

"Successor" has the meaning set out in Section 9.2(i).

"Tangible Net Worth" means, as at any date of determination, the Shareholders' Equity less the aggregate amount of the following items which appear on the consolidated balance sheet of the Borrower for such date as assets, namely, goodwill, intellectual property and other intangible assets, all as determined in accordance with generally accepted accounting principles.

"Taxes" means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any (but excluding any taxes, franchise taxes, levies, imposts or charges imposed, levied or assessed in respect of or applied on the overall net income or capital of any of the Lenders) and "Tax" and "Taxation" shall be construed accordingly.

"Tender Cheque" means a cheque or draft drawn in Canadian Dollars issued by the Agent at the request of the Borrower pursuant hereto intended for use in connection with the purchase of P&NG Rights.

"United States Dollars" and "U.S. $" means the lawful money of the United States of America.

"Voting Shares" means shares of any class of a corporation:

     (a)  carrying voting rights in all circumstances; or

     (b) which carry the right to vote conditional on the happening of an event if such event shall have occurred and be continuing,

provided that subparagraph (b) above shall not include voting rights created solely by statute, such as those rights created pursuant to section 183(4) of the Business Corporations Act (Alberta) as in effect on the date hereof.

1.3  Headings

     The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.4  Number; persons; including

     Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as "include" or "includes" or "including"), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.5  Accounting Principles

     Wherever in this Agreement reference is made to generally accepted accounting principles or GAAP, such reference shall be deemed to be to the generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

1.6  Reference to Agreements and Enactments

     Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, supplemented or restated in accordance with the provisions of this Agreement; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.

1.7  Schedules

     The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule A  -    Lenders and Commitments
          Schedule B  -    Compliance Certificate
          Schedule C  -    Conversion Notice
          Schedule D  -    Drawdown Notice
          Schedule E  -    Repayment Notice

                                   ARTICLE 2
                              THE CREDIT FACILITY

 2.1 The Credit Facility

     Subject to the terms and conditions hereof, each of the Lenders, individually and not jointly and severally, shall make available to the Borrower such Lender's Rateable Portion of the Credit Facility. Subject to Section 2.14, the Outstanding Principal shall not exceed the maximum principal amount of the Credit Facility.

2.2  Manner of Borrowing

     (1) Under the Credit Facility, the Borrower may, prior to the Maturity Date, increase or decrease Loans in Canadian Dollars, make Drawdowns, repayments and further Drawdowns, and Conversions of Canadian Prime Rate Loans and Drawdowns, repayments and further Drawdowns of Documentary Instruments and Tender Cheques and may, in United States Dollars, make Drawdowns, repayments and further Drawdowns and Conversions of Alternate Base Rate Loans and Drawdowns, repayments and further Drawdowns of Documentary Instruments.

     (2) The Borrower shall have the option, subject to the other terms and conditions hereof, to determine which types of Loans shall be drawn down and in which combinations or proportions.

2.3  Purpose

     The Credit Facility is being made available to repay in full the Existing National Facility of the Borrower, to finance exploration, development and acquisition of oil and gas properties and for the general corporate purposes of the Borrower.

2.4  Tender Cheques

     (1) The Borrower may give the Agent notice that Tender Cheques will be required under the Credit Facility pursuant to a Drawdown. Loans will be available by way of Tender Cheques to a maximum, in aggregate, of Cdn. $ 100,000; the issuance of Tender Cheques shall reduce the availability of the Credit Facility by the amount payable under such Tender Cheques. When a Tender Cheque is presented for payment, the Borrower shall be deemed to have effected a Conversion of the Tender Cheques to an advance to the Borrower under the Credit Facility by way of a Canadian Prime Rate Loan. Each unnegotiated Tender Cheque shall be returned to the Agent for cancellation not more than 7 days after its issuance; should any unnegotiated Tender Cheque not be returned and cancelled within the aforesaid period, the amount payable thereunder shall thereupon be deemed to be converted into a

     Canadian Prime Rate Loan under the Credit Facility until return of the unnegotiated Tender Cheque to the Agent for cancellation.

     (2) Except as provided in Section 2.4(1), the Borrower may not effect a Conversion of Tender Cheques.

     (3) The Borrower shall pay to the Agent for the account of all Lenders a cheque issuance fee in Canadian Dollars equal to .25% per annum calculated on the face amount of each Tender Cheque for the period of time elapsed from and including the date of issuance to but excluding the date of negotiation or its return to the Agent unnegotiated (such period not to exceed 7 days) in a year of 365 or 366 days, as the case may be; such fee shall be payable on the earlier of the negotiation of the Tender Cheque or expiry of the aforementioned 7 day period.

2.5  Minimum Drawdowns

     (1) Drawdowns of the following types of Loans shall be in the following amounts indicated:

     (a) Canadian Prime Rate Loans in minimum principal amounts of Cdn. $100,000 and Drawdowns in excess thereof in integral multiples of Cdn. $100,000; and

     (b) Alternate Base Rate Loans in minimum principal amounts of U.S. $100,000 and Drawdowns in excess thereof in integral multiples of U.S. $100,000.

2.6  Notice Periods for Drawdowns and Conversions

     (1) Subject to the provisions hereof, the Borrower may make a Drawdown or Conversion under the Credit Facility by delivering a Drawdown Notice or Conversion Notice as the case may be (executed in accordance with the definition of Officer's Certificate), with respect to a specified type of Loan to the Agent not later than:

     (a) 9:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or Alternate Base Rate Loans where such Loans are, in aggregate, greater than $100,000 in the respective currencies of the Loans requested;

     (b) 9:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date or Conversion Date for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or Alternate Base Rate Loans where such Loans are, in aggregate, equal to or less than $100,000 in the respective currencies of the Loans requested;

     (c) 9:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date for Drawdowns of Documentary Instruments; and

     (d) 9:00 a.m. (Calgary time) on the proposed Drawdown Date for Tender Cheques.

2.7  Conversion Option

     Subject to the provisions of this Agreement, the Borrower may convert at the Equivalent Amount, if applicable, the whole or any part of any type of Loan into any other type of Loan by giving the Agent a Conversion Notice in accordance herewith; provided that the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion (as set forth in Section 2.5 above).

2.8  Conversions not Repayments

     Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, but such Conversion (to the extent of the amount converted) shall not of itself constitute a repayment or a fresh utilization of any part of the amount available under the Credit Facility.

2.9 Agent's Obligations with Respect to Canadian Dollar Loans and U.S. Base Rate Loans

     Upon receipt of a Drawdown Notice or Conversion Notice with respect to a Canadian Dollar Loan or a U.S. Base Rate Loan, the Agent shall forthwith notify the Lenders of the requested type of Loan, the proposed Drawdown Date or Conversion Date, each Lender's Rateable Portion of such Loan and, if applicable, the account of the Agent to which each Lender's Rateable Portion is to be credited.

2.10 Lenders' and Agent's Obligations with Respect to Canadian Prime Rate Loans and Alternate Base Rate Loans

     Each Lender shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to a Canadian Prime Rate Loan or an Alternate Base Rate Loan credit the Agent's account specified in the Agent's notice given under Section 2.9 with such Lender's Rateable Portion of each such requested Loan and for same day value on the same date the Agent shall pay to the Borrower the full amount of the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Notice.

2.1  Irrevocability

     A Drawdown Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lenders may have hereunder in regard thereto and the Borrower's rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.

2.11 Optional Repayment

     (1) The Borrower may at any time and from time to time repay to the Agent for the account of the Lenders without penalty or, in the case of Documentary Instruments provide for the funding of, the whole or any part of any Loan outstanding to the Borrower together with accrued interest thereon (provided that if such repayment is not made on an Interest Payment Date in the case of Canadian Prime Rate Loans and Alternate Base Rate Loans, accrued interest on such Loans shall be paid on the next Interest Payment Date applicable to the Loan being repaid) to the date of such repayment provided that:

     (a) the Borrower shall give a Repayment Notice (executed in accordance with the definition of Officer's Certificate) to the Agent not later than: (i) 9:00 a.m. (Calgary time) 2 Banking Days prior to the proposed repayment for Documentary Instruments; and (ii) 11:00 a.m. (Calgary time) one Banking Day prior to the date of the proposed repayment, for Canadian Prime Rate Loans and Alternate Base Rate Loans;

     (b)  repayments pursuant to this Section may only be made on a Banking Day;

     (c) unexpired Documentary Instruments may only be prepaid by providing funding therefor in accordance with the following provisions;

     (d) each such repayment shall be in a minimum amount of the lesser of: (i) the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid and (ii) the Outstanding Principal of all Loans immediately prior to such repayment; any repayment in excess of such amount shall be in integral multiples of the amount referred to in Section 2.12(1)(d)(i) above; and

     (e) the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid.

     (2) With respect to the funding of the repayment of unexpired Documentary Instruments, it is agreed that the Borrower shall provide for the funding in full of the repayment of unexpired Documentary Instruments by depositing with the Agent amounts equal to the maximum amount of the relevant Documentary Instruments (in each case in the respective currency in which the relevant Loans are denominated); such amounts deposited by the Borrower shall belong to the Borrower and shall be held by the Agent in interest bearing cash collateral accounts with interest to be credited to the Borrower at rates prevailing at the time of deposit. Such cash collateral accounts shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Documentary Instruments and the Security Interest of the Agent thereby created in such cash collateral shall rank in priority to all other Security Interests and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Documentary Instruments as payments are made thereunder and the Agent is hereby irrevocably directed by the Borrower to so apply any such cash collateral. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the same. If after maturity or expiry, as the case may be, of the Loans for which such funds are held and application by the Agent of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect to the Loans being repaid, any excess remains, such excess shall be promptly paid by the Agent to the Borrower.

2.13 Mandatory Repayment

     Subject to Section 11.2, all Obligations owing hereunder shall be repaid or paid, as the case may be, by the Borrower on or before the Maturity Date.

2.14 Currency Excess

     (1) The Agent shall determine the Outstanding Principal as at the day of any requested reduction or cancellation of the Credit Facility, on any Drawdown or Conversion (after giving effect to the requested Drawdown and any actual or notional repayment of Loans on the proposed Drawdown Date or Conversion Date) and as at the last Banking Day of each calendar month in each year, and on any other day selected by the Agent in its sole discretion (each, a "Currency Test Date"). If on a Currency Test Date the aggregate Outstanding Principal exceeds or would exceed the Borrowing Base, after giving effect to any reductions thereto on such date (the amount of such excess is herein called the "Currency Excess"), and such Currency Excess remains unremedied for a period of 3 Business Days, then upon the request in writing of the Agent (which request shall detail the applicable Currency Excess) the Borrower shall, in the sole discretion of the Lenders acting reasonably, either: (i) reduce the amount of requested Loans on such date or repay an amount of Canadian Prime Rate Loans or Alternate Base Rate Loans within 30 Banking Days after receipt of such request, or a combination of the foregoing, such that, except as otherwise contemplated in Section 2.14(2), the Equivalent Amount in United States Dollars of the reductions or payments is, in the aggregate, at least equal to the Currency Excess; (ii) provide additional collateral, of character and value satisfactory to the Lenders in their sole discretion acting reasonably, to secure the Obligations by the execution and delivery to the Lenders of security instruments in form and substance satisfactory to the Lenders acting reasonably, or (iii) effect any combination of the alternatives described in clauses (i) and (ii) of this Section and acceptable to the Lenders in their sole discretion acting reasonably.

     (2) If, in respect of any Currency Excess existing as at any Currency Test Date, the actions taken by the Borrower in accordance with Section 2.14(1) have not completely removed such Currency Excess (the remainder thereof being herein called the "Currency Excess Deficiency"), the Borrower shall, within 5 Banking Days after such Currency Test Date, place an amount equal to the Currency Excess Deficiency on deposit with the Agent in an interest-bearing account in the Borrower's name with interest at rates prevailing at the time of deposit for the account of the Borrower, to be assigned to the Agent by instrument satisfactory to the Agent and to be applied to Documentary Instruments as payments are made thereunder (converted if necessary at the exchange rate for determining the Equivalent Amount on the date of such application). The Agent is hereby irrevocably directed by the Borrower to apply any such sums on deposit to Loans as provided in the preceding sentence. In lieu of providing funds for the Currency Excess Deficiency, as provided in the preceding provisions of this Section 2.14(2), the Borrower may within the said period of 5 Banking Days provide to the Agent an irrevocable standby letter of credit in an amount equal to the Currency Excess Deficiency and for a term which expires not sooner than 10 Banking Days after the expiry of the relevant Documentary Instruments, such letter of credit shall be issued by a financial institution and shall be on terms and conditions acceptable to the Agent in its sole discretion. The Agent is hereby authorized and directed to draw upon such letter of credit and apply the proceeds of the same to Documentary Instruments as payments are made thereunder. Upon the Currency Excess being eliminated as aforesaid or by virtue of subsequent changes in the exchange rate for determining the Outstanding Principal, such funds on deposit, together with interest thereon, or such letters of credit shall be returned to the Borrower, in the case of funds on deposit, or shall be cancelled or reduced in amount, in the case of letters of credit.

2.15 Takeover Notification

     The Agent shall have no obligation to make Drawdowns for the purpose of enabling the Borrower (either directly or indirectly, through a Subsidiary or otherwise) to acquire shares of a publicly traded corporation, the acquisition of which requires disclosure pursuant to the requirements of applicable securities law or any securities commission or exchange or other Governmental Authority having jurisdiction over the sale or the issuance of securities of the Borrower or such publicly traded corporation, if the Agent determines (in its sole discretion having regard to such considerations as it deems appropriate) that the utilization of Drawdowns for such purpose would result in it being in a conflict of interest. At least 5 Banking Days prior to the giving of any notice pursuant to Section 2.5 requesting Drawdowns intended to be utilized for such purpose, the Borrower shall provide, in strict confidence, details of such proposed acquisition (including the name of such publicly traded corporation) to the Agent so that the Agent can make the determination referred to above; provided that, such details shall be made available by the Agent only to persons that need to know such details in order to make such determination. The Agent shall advise the

Borrower whether such conflict of interest exists within 3 Banking Days after receipt from the Borrower of such details. Failure by the Agent to so advise the Borrower of a conflict shall be deemed to be a determination that no conflict exists for the Agent.

2.16 Determination of Borrowing Base

     (a) the Borrowing Base as of August 1, 2000, is acknowledged by the Borrower and the Lenders to be U.S. $10,815,000 (the "Initial Borrowing Base"). Commencing on September 1, 2000, and continuing thereafter on the first day of each calendar month through the Maturity Date, the amount of the Borrowing Base shall be reduced by U.S. $185,000;

     (b) the Borrowing Base shall be redetermined semi-annually by unanimous consent of the Lenders beginning December 1, 2000 (and on the first days of June and December thereafter), on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Engineering Reports, and all other information available to the Lenders. In addition, the Lenders shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lenders shall not be obligated to respond to more than four such requests during any calendar year, and in no event shall the Lenders be required to redetermine the Borrowing Base more than once in any three-month period, including, without limitation, each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Lenders may at their discretion and by unanimous consent redetermine the Borrowing Base and the amount by which the Borrowing Base shall be reduced each calendar month as set forth in
          Section 2.16(a) at any time and from time to time.

     (c) upon each determination of the Borrowing Base by the Lenders, the Agent shall notify the Borrower orally (confirming such notice promptly in writing) of such determination, and the Borrowing Base and the amount by which the Borrowing Base shall be reduced or increased so communicated to the Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the amount by which the Borrowing Base shall be reduced.

     (d) the Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained, their then current engineering standards and their then current and customary lending standards for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of the Lenders. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders.

                                   ARTICLE 3
                       CONDITIONS PRECEDENT TO DRAWDOWNS

3.1  Conditions for Drawdowns

     On or before each Drawdown hereunder the following conditions shall be satisfied:

     (a) the Agent shall have received a proper and timely Drawdown Notice from the Borrower;

     (b) the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects on and as of the date of the requested Drawdown;

     (c) no event shall have occurred which would constitute an Event of Default or a Default nor shall the Drawdown result in the occurrence of any such event; and

     (d) after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans shall not exceed the maximum amount of the Credit Facility.

3.2  Additional Conditions for First Drawdown

     In addition to the conditions set forth in Section 3.1, on or before the first Drawdown hereunder the following further conditions shall be satisfied:

     (a) the Security shall have been executed and delivered by the Borrower and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the Security Interests constituted by such Security shall have been delivered to the appropriate registry for registration, filing or recording;

     (b) the National Security shall have been duly assigned and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the Security Interests constituted by such assignment of the National Security shall have been delivered to the appropriate registry for registration, filing or recording;

     (c) the Borrower shall have delivered to the Agent a certificate of status, compliance or good standing, as the case may be, in respect of its jurisdiction of incorporation (dated not more than 10 days earlier than the date of such Drawdown) and certified copies, dated the date of such Drawdown, of its constating documents, by-laws and the resolutions authorizing the Documents and transactions hereunder and an

          Officer's Certificate as to the incumbency of the officers of the Borrower signing this Agreement and any other Documents;

     (d) the Agent shall have received confirmation, acceptable to the Agent, that the title of the Borrower to the Mortgaged Properties is confirmed, and is free and clear of all Security Interests other than Permitted Security Interests;

     (e) the Borrower shall have delivered to the Agent copies of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, and other similar agreements relating to the Mortgaged Properties as requested by the Agent;

     (f) the Borrower shall have delivered to the Agent Engineering Reports relating to the Mortgaged Properties;

     (g) the Borrower shall have delivered to the Agent a certified copy of a final and non-appealable order (the "Order") by the U.S. Bankruptcy Court for the Southern District of Texas in jointly administered case No. 99-60359-V2-11 confirming the Second Amended Plan of Reorganization filed May 2, 2000, as such plan was modified on June 19, 2000, and further modified on each of June 29, 2000 and July 5, 2000, respecting Southern Mineral Corporation, SMC Ecuador, Inc., SMC Production Co., and BEC Energy, Inc.;

     (h) the Borrower shall, within 3 days of the date hereof, enter into a Commodity Agreement acceptable to the Agent with respect to a minimum of 50% of the Borrower's current production of Petroleum Substances for a minimum of 24 months;

     (i) the Borrower shall deliver such other agreements, documents, instruments, opinions, certificates, waivers and consents as the Agent may reasonably request; and

     (j) an opinion of Borrower's legal counsel in form and substance satisfactory to the Agent, and an opinion of Lenders' Counsel in form and substance satisfactory to the Agent and each of the Lenders, each dated the date of such Drawdown, shall have been delivered to the Agent.

3.3  Waiver

     The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by the Lenders, in whole or in part (with or without terms or conditions), without prejudicing the right of the Lenders or the Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.

                                   ARTICLE 4
                             EVIDENCE OF DRAWDOWNS

4.1  Account of Record

     The Agent shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall, absent manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in the Agent's books of account.


                                   ARTICLE 5
                         PAYMENTS OF INTEREST AND FEES

5.1  Interest on Canadian Prime Rate Loans

     The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time during such Interest Period plus the Applicable Margin. Each determination by the Agent of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be conclusive evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

5.2  Interest on Alternate Base Rate Loans

     The Borrower shall pay interest on each Alternate Base Rate Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum, calculated on the basis of a 365 day year, equal to the Alternate Base Rate in effect from time to time during such Interest Period plus the Applicable Margin. Each determination by the Agent of the Alternate Base Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be conclusive evidence thereof. Such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Alternate Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 365. Changes in the Alternate Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loan without the necessity of any notice to the Borrower.

5.3  Per Annum Calculations

     Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest "per annum" or a similar expression is used, such interest shall be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be.

5.4  Interest Act (Canada)

     Whenever a rate of interest hereunder is calculated on the basis of a year (the "deemed year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

5.5  Nominal Rates; No Deemed Reinvestment

     The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

5.6  Stand-By Fees

     (1) The Borrower shall pay to the Agent for the account of the Lenders a stand-by fee in United States Dollars calculated at the rate of 0.50% per annum on the amount, if any, by which the amount of the Outstanding Principal for each day in the period of determination is less than the amount for each such day of the Borrowing Base. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower quarterly in arrears and on cancellation in full of the Credit Facility or the Maturity Date.

     (2) As of: (a) January 1, April 1, July 1 and October 1 in each year, (b) the date of any cancellation in full of the Credit Facility, and (c) the Maturity Date, the Agent shall determine the stand-by fees under this Section for the period from and including the date hereof or the date of the immediately preceding determination, as the case may be, to but excluding that date of determination and shall deliver to the Borrower a written request for payment of the stand-by fees so determined, as detailed therein. The Borrower shall pay to the Agent for the account of the Lenders the stand-by fees referred to above within 5 Banking Days after receipt of each such written request.

5.7  Facility Fee

     The Borrower shall pay to the Agent on or before the date hereof a facility fee in United States Dollars equal to 0.50% of the Initial Borrowing Base, of which U.S. $13,750 has already been paid by the Borrower to the Agent and the Agent hereby acknowledges receipt thereof. The Borrower shall pay to the Agent on the date of each and every increase in the Borrowing Base, a further facility fee in United States Dollars equal to .50% of such increase in the Borrowing Base. The Agent shall determine the facility fees payable under this Section on or prior to the foregoing dates and shall deliver to the Borrower a written request for payment of the facility fee so determined, as detailed therein.

5.8  Engineering Fees

     The Borrower shall pay to the Agent on or before the date of each redetermination of the Borrowing Base an engineering fee in the amount of U.S. $10,000.

5.9  Interest on Overdue Amounts

     In the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (a) in respect of amounts due in Canadian Dollars, the interest rate applicable hereunder to Canadian Prime Rate Loans plus 5.0% per annum or (b) in respect of amounts due in United States Dollars, the interest rate applicable hereunder to Alternate Base Rate Loans plus 5.0% per annum.

5.10 Waiver

     To the extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent. To the extent permitted by applicable law, any provision of the Interest Act (Canada), Judgment Interest Act (Alberta), Pre-Judgment Interest Act (Saskatchewan), Executions Act (Saskatchewan) or other similar legislation which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.

5.11 Maximum Rate Permitted by Law

     No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by applicable law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under applicable law.


                                   ARTICLE 6
                            DOCUMENTARY INSTRUMENTS

6.1  Availability

     Subject to the provisions hereof, the Issuing Lender shall issue, renew or extend Documentary Instruments under the Credit Facility in accordance with the Drawdown Notices of the Borrower; provided that the aggregate outstanding Principal represented by all outstanding Documentary Instruments shall not exceed U.S. $500,000 or the Equivalent Amount in Canadian Dollars. The issuance of Documentary Instruments shall constitute Drawdowns hereunder and shall reduce the availability of the Credit Facility by the amount of such Documentary Instruments.

6.2  Form

     Documentary Instruments shall be in a form satisfactory to the Issuing Lender and shall have an expiration date not in excess of one year from the date of issue.

6.3  No Conversion

     Except as provided in Section 6.4, the Borrower may not effect a Conversion of a Documentary Instrument.

6.4  Reimbursement or Conversion on Presentation; Issuing Lender Indemnity

     (1)  On presentation of a Documentary Instrument and payment thereunder by
          the Issuing   Lender, the Borrower shall forthwith pay to and
          reimburse the Issuing Lender for all amounts paid by the Issuing Lender pursuant to such Documentary Instrument; failing such payment, the Borrower shall be deemed to have effected a Conversion of such Documentary Instrument into: (a) a Canadian Prime Rate Loan, in the case of a Documentary Instrument denominated in Canadian Dollars; and
          (b) an Alternate Base Rate Loan, in the case of a Documentary Instrument denominated in United States Dollars, in each case to the extent of the payment of the Issuing Lender thereunder.

     (2) (a) If the Issuing Lender makes payment under any Documentary Instrument and the Borrower does not fully reimburse the Issuing Lender on or before the date of payment, then Section 6.4(1) shall apply to deem a Loan to be outstanding to the Borrower under this Agreement in the manner therein set out. Each Lender shall, on request by the Issuing Lender, immediately pay to the Issuing Lender an amount equal to such Lender's Rateable Portion of the amount paid by the Issuing Lender such that each Lender is participating in the deemed Loan in accordance with its Rateable Portion.

          (b) Each Lender shall immediately on demand indemnify the Issuing Lender to the extent of such Lender's Rateable Portion of any amount paid or liability incurred by the Issuing Lender under each Documentary Instrument issued by it to the extent that the Borrower does not full reimburse the Issuing Lender therefor.

          (c) For certainty, the obligations in this Section 6.4(2) shall continue as obligations of the persons who were Lenders at the time each such Documentary Instrument was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the Issuing Lender specifically releases such Lender from such obligations in writing.

6.5  Fees

     The Borrower shall pay to the Issuing Lender for the account of all Lenders an issuance fee (in the currency which the Documentary Instrument is denominated) in advance on the date each Documentary Instrument is issued equal to the greater of $500, or one percent (1%) per annum, calculated on the basis of a year of 365 or 366, as the case may be, and actual days elapsed (including the first day but excluding the last), on the face amount of such Documentary Instrument during the period for which such Documentary Instrument is issued; provided however, in the event such Documentary Instrument is cancelled prior to its original expiry date or a payment is made by the Issuing Lender with respect to such Documentary Instrument, the Issuing Lender shall, within 30 days after such cancellation or the making of such payment, rebate the Borrower the unearned portion of such fee. In addition, with respect to all Documentary Instruments the Borrower shall from time to time pay to the Issuing Lender its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit and letters of guarantee such as the Documentary Instruments.

6.6  Additional Provisions

     (a)  Indemnity and No Lender Liability
          ---------------------------------

          The Borrower shall indemnify and save harmless the Lenders, the Issuing Lender and the Agent against all claims, losses, costs, expenses or damages to the Lenders, Issuing Lender or Agent arising out of or in connection with any Documentary Instrument, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Issuing Lender or the Agent or any other person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the Issuing Lender from accepting or paying any Draft or any amount under any such Documentary Instrument, but excepting from the foregoing those which result from the Agent's or a Lender's gross negligence or wilful misconduct. The Borrower also agrees that the Lenders, the Issuing Lender and the Agent shall have no liability to it for any reason in respect of or in connection with any Documentary Instrument, the issuance thereof, any payment thereunder or any other action taken by the Lenders, or any other person in connection therewith, except as a result of the Lenders', Issuing Lender's or Agent's gross negligence or wilful misconduct.

     (b)  No Obligation to Inquire
          ------------------------

          The Borrower hereby acknowledges and confirms to the Issuing Lender that the Issuing Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Documentary Instrument and payment by the Issuing Lender pursuant to a Documentary Instrument shall not be withheld by the Issuing Lender by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Issuing Lender with respect to Documentary Instruments is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Documentary Instrument and for such purpose the Issuing Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Documentary Instrument.

          The Issuing Lender shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Documentary Instrument and the Borrower unconditionally assumes all risks with respect to the same. The Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Documentary Instrument with respect to the use by such beneficiary of the relevant Documentary Instrument.

     (c) The obligations of a Borrower hereunder with respect to all Documentary Instruments shall be absolute, unconditional and irrevocable and shall not be reduced by any event, circumstance or occurrence including, without limitation, any lack of validity or enforceability of a Documentary Instrument, or any Draft paid or acted upon by the Issuing Lender or any of its correspondents being fraudulent, forged, invalid or insufficient in any respect, or any defenses or claims which the Borrower may have against any beneficiary or transferee of any Documentary Instrument. The obligations of a Borrower hereunder shall remain in full force and effect and shall apply to any alteration to or extension of the expiration date of any Documentary Instrument or any letter of credit or letter of guarantee issued to replace, extend or alter any Documentary Instrument.

     (d)  Issuing Lender Actions
          ----------------------

          Any action, inaction or omission taken or suffered by the Issuing Lender or by any of the Issuing Lender's correspondents under or in connection with a Documentary Instrument or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulation or customs applicable thereto shall be binding upon the Borrower and shall not place the Issuing Lender or any of its correspondents under any resulting liability to the Borrower. Without limiting the generality of the foregoing, the Issuing Lender and its correspondents may receive, accept or pay as complying with the terms of a Documentary Instrument, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or any person or entity acting as a representative or in the place of, such beneficiary or its successors and assigns. The Borrower covenants that it will not take any steps, issue any instructions to the Issuing Lender or any of its correspondents or institute any proceedings intended to derogate from the right or ability of the Issuing Lender or its correspondents to honour and pay any Documentary Instrument or any Drafts.

     (e)  Payment of Contingent Liabilities
          ---------------------------------

          The Borrower shall pay to the Issuing Lender an amount equal to the maximum amount available to be drawn under any unexpired Documentary Instrument which becomes the subject of any order, judgment, injunction or other such determination (an "Order"), or any petition, proceeding or other application for any Order by the Borrower or any other party, restricting payment by the Issuing Lender under and in accordance with such Documentary Instrument or extending the Issuing Lender's liability under such Documentary Instrument beyond the expiration date stated therein (a "Proceeding"); payment in respect of each such Documentary Instrument shall be due forthwith upon demand in the currency in which such Documentary Instrument is denominated.

          Any amount paid to the Issuing Lender pursuant to the preceding paragraph shall be held by the Issuing Lender in interest bearing cash collateral accounts (with interest payable for the account of the Borrower at the rates and in accordance with the then prevailing practices of the Issuing Lender for accounts of such type) as continuing security for the Obligations and shall, prior to an Event of Default be applied by the Issuing Lender against the Obligations for, or (at the option of the Issuing Lender) be applied in payment of, such Documentary Instrument if payment is required thereunder; after an Event of Default the Issuing Lender may apply such amounts against any Obligations as it sees fit.

          The Issuing Lender shall release to the Borrower any amount remaining in the cash collateral accounts after applying the amounts necessary to discharge the Obligations relating to such Documentary Instrument, upon the later of:

          (i) if the Documentary Instrument is subject to an Order or is the subject of an outstanding Proceeding, the date on which any final and non-appealable order, judgment or other determination has been rendered or issued either terminating any applicable Order or Proceeding or permanently enjoining the Issuing Lender from paying under such Documentary Instrument or, in the case of a Proceeding, it has been terminated by the agreement of the parties thereto;

          (ii)   the earlier of:

                 A. the date on which either the original counterpart of such Documentary Instrument is returned to the Issuing Lender for cancellation or the Issuing Lender is released by the beneficiary thereof from any other obligation in respect of such Documentary Instrument; and

                 B.   the expiry of such Documentary Instrument; and

          (iii) if an Event of Default has occurred and is continuing, the payment and satisfaction of all Obligations and the cancellation or termination of the Credit Facility.

     (f)  Uniform Customs and Practice
          ----------------------------

          The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (the "Uniform Customs") shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by applicable law, prevail to the extent necessary to remove the conflict or inconsistency.


                                   ARTICLE 7
                                   PAYMENTS

7.1  Place of Payment of Principal, Interest and Fees; Payments to Agent

     All payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders pursuant to this Agreement shall be made to the Agent (for, as applicable, the account of the Lenders or its own account) in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the account or accounts of the Agent maintained at the Agent's Branch and designated by the Agent for such purpose or at such other place as the Borrower and the Agent may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower for the account of any of the Lenders shall, insofar as the Borrower's obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.

7.2  Designated Accounts of the Lenders

     All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as the Lenders may from time to time notify the Agent.

7.3  Funds

     Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used for Canadian Dollars in Calgary, Alberta and Toronto, Ontario or for United States Dollars in New York, New York in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

7.4  Application of Payments

     All payments made by the Borrower hereunder shall be applied in the following order:

     (a)  to amounts due hereunder as costs and expenses;

     (b)  to amounts due hereunder as default interest;

     (c)  to amounts due hereunder as stand-by fees;

     (d)  to amounts due hereunder as fees other than stand-by fees;

     (e)  to amounts due hereunder as interest; and

     (f)  to amounts due hereunder as principal.

7.5  Set Off

     (1) The Obligations shall be paid by the Borrower without any set-off, withholding or deduction whatsoever.

     (2) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower's accounts with the Agent or the Lenders, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.

     (3) The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set-off from the Borrower's accounts within a reasonable period of time thereafter, although the Agent or the Lender, as the case may be, shall not be liable to the Borrower for its failure to so notify.

                                   ARTICLE 8
                        REPRESENTATIONS AND WARRANTIES

8.1  Representations and Warranties

     The Borrower hereby represents and warrants as follows to the Agent and the Lenders and acknowledges and confirms that the Agent and the Lenders are relying upon such representations and warranties:

     (a)  Corporate Status
          ----------------

          The Borrower is a corporation duly incorporated and validly existing under the laws of the Province of Alberta and has all necessary corporate power and authority to own its properties and carry on its business as presently carried on and is duly licensed, registered or qualified in all jurisdictions where the character of its property owned or leased or the nature of the activities conducted by it makes such licensing, registration or qualification necessary.

     (b)  Corporate Authority
          -------------------

          The Borrower has full corporate power and authority to enter into this Agreement and the Documents to which it is a party and to do all acts and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with their respective terms.

     (c)  Valid Authorization
          -------------------

          The Borrower has taken all necessary corporate and other action to authorize the creation, execution, delivery and performance of this Agreement and the other Documents and to observe and perform the provisions of each in accordance with their respective terms.

     (d)  Validity of Documents and Enforceability; No Resulting Violation
          ----------------------------------------------------------------

          This Agreement constitutes and, when executed and delivered, each of the Documents will constitute valid and legally binding obligations of the Borrower enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors' rights and to the fact that specific performance is an equitable remedy available only in the discretion of the court. Neither the execution and delivery of this Agreement or any other Document, nor compliance with the terms and conditions of any of them, (i) has resulted or will result in a violation of the articles or the by-laws of the Borrower or any resolutions passed by the directors or shareholders of the Borrower or any applicable law, rule, regulation, order, judgment, injunction, award or decree, (ii) has resulted or will result in a material breach of, or constitute a default under, any material loan agreement, indenture, trust deed or any other material agreement or instrument to which the Borrower is a party or by which it is bound, (iii) requires any material approval or consent of any Governmental Authority having jurisdiction except such as has already been obtained, or (iv) has resulted or will result in the creation of or the obligation to create any material Security Interest on, against or in respect of any of the material property, assets and undertakings of the Borrower and its Material Subsidiaries except as permitted or contemplated hereby.

     (e)  Title to Assets
          ---------------

          (i) No person has any agreement or right to acquire any of the assets of the Borrower or any of its Material Subsidiaries or any interest therein other than with respect to Permitted Dispositions.

          (ii) The Borrower and each of its Material Subsidiaries have good title to their assets, subject to Permitted Title Defects and Permitted Encumbrances, and have not received any notice of a potential defect or irregularity in their title to any of their assets which, if substantiated, would be reasonably likely to have a Material Adverse Effect.

          (iii) The Borrower and each Material Subsidiary has good and defensible title to the P&NG Rights described in the most recent Engineering Report provided to the Lenders, subject only to Permitted Title Defects and Permitted Encumbrances.

     (f)  Engineering Reports
          -------------------

          The most recent Engineering Report and other related data provided by the Borrower to the Agent in respect of the reserves attributable to the P&NG Rights is substantially accurate and fairly reflects the interests of the persons specified therein and thereto as of the date thereof net of all royalties and other burdens affecting the same.

     (g)  Non-Default
          -----------

          No Default or Event of Default has occurred and is continuing.

     (h)  Financial Condition
          -------------------

          (i) The unaudited consolidated financial statements of the Borrower previously delivered to the Agent present fairly, in all material respects, the consolidated financial condition of the Borrower as at the date thereof and the results of the consolidated operations thereof for the year then ending, all in accordance with generally accepted accounting principles consistently applied.

          (ii) Except as has been disclosed to the Agent by written notice in accordance with the provisions of this Agreement, no change in the Borrower's consolidated financial condition (as disclosed or reflected in the Borrower's most recent consolidated financial statements delivered to the Agent) has occurred which would reasonably be expected to have a Material Adverse Effect.

     (i)  Absence of Litigation
          ---------------------

          There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, including without limitation any aboriginal claims against their property or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any governmental department, body, commission, board, bureau, agency or instrumentality having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any Subsidiary and which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

     (j)  Compliance with Applicable Laws, Court Orders and Material Agreements
          ---------------------------------------------------------------------

          The Borrower and its Subsidiaries and their respective businesses and operations are in compliance with all applicable laws (including, without limitation, all applicable Environmental Laws), all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its constating documents and by-laws, all agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.

     (k)  Authorizations in Effect
          ------------------------

          All authorizations, approvals, consents, licences, exemptions, filings, registrations, notarizations and other requirements of Governmental Authorities reasonably necessary to carry on the businesses of the Borrower and its Subsidiaries are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect would not, when taken in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (l)  Remittances Up to Date
          ----------------------

          All of the remittances required to be made by the Borrower and its Subsidiaries to the federal, provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears, except where and to the extent the failure to remit or delay in remitting would not, when taken in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (m)  Subsidiaries
          ------------

          The Borrower has no Subsidiaries as at the date hereof.

     (n)  Environmental
          -------------

          (i) To the best of the knowledge and belief of the Borrower, after due inquiry, the Borrower, its Subsidiaries and the Neutrino Assets comply in all material respects and the businesses, activities and operations of same and the use of the Neutrino Assets and the processes and undertakings performed thereon comply in all material respects with all Environmental Laws, Environmental Permits and Environmental Orders; further, the Borrower does not know, and has no reasonable grounds to know, of any facts which result in or constitute or are likely to give rise to non-compliance with any Environmental Laws, Environmental Permits or Environmental Orders which facts or non-compliance do or could reasonably be expected to have a Material Adverse Effect.

          (ii) To the best of the knowledge and belief of the Borrower, after due inquiry, the Borrower and its Subsidiaries have obtained all Environmental Permits which are required of any of them to the date hereof in relation to the Neutrino Assets or in respect of their businesses, activities, operations, processes and undertakings; all such Environmental Permits are valid and in full force and effect, and no material violations thereof have been experienced, noted or recorded which are continuing and no proceeding is pending and, to the best of the knowledge and belief of the Borrower, after due inquiry, no proceedings have been or are being taken by any Governmental Authority to remove or invalidate any of the Environmental Permits, the removal or invalidation of which would reasonably be expected to have a Material Adverse Effect.

          (iii) To the best of the knowledge and belief of the Borrower, after due inquiry, the processes and undertakings associated with the Neutrino Assets and the businesses, activities and operations of the Borrower and its Subsidiaries have not and will not be used to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Materials except in compliance in all material respects with all Environmental Laws, Environmental Permits and Environmental Orders, except to the extent that such non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

          (iv) To the best of the knowledge and belief of the Borrower, after due inquiry, all contaminants and Hazardous Materials owned or controlled by the Borrower or its Material Subsidiaries and disposed of, treated or stored on or in relation to the Neutrino Assets have been or are in the process of being disposed of, treated and stored in compliance with all Environmental Laws, Environmental Permits and Environmental Orders except to the extent that such non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

          (v) The Borrower has not received written notice under any Environmental Laws, Environmental Permits or Environmental Orders, and has no knowledge after due inquiry, of any facts which could give rise to any notice, of non-compliance with any Environmental Laws, Environmental Permits and Environmental Orders which facts or non-compliance do or could reasonably be expected to have a Material Adverse Effect or any notice that the Borrower or any of its Subsidiaries is a potentially responsible party for a federal, provincial, regional, municipal or local clean-up or corrective action in connection with the Neutrino Assets which could reasonably be expected to have a Material Adverse Effect.

          (vi) To the best of the knowledge and belief of the Borrower, there are no pending changes to Environmental Laws which would render illegal or materially restrict the businesses, activities or operations of the Borrower or its Material Subsidiaries.

          (vii) To the best of the knowledge and belief of the Borrower neither it nor any of its Material Subsidiaries have since their respective dates of incorporation been convicted of an offence for non-compliance with any Environmental Laws, Environmental Permits or Environmental Orders or been fined or otherwise sentenced or settled such prosecution short of conviction.

          (viii) To the best of the knowledge and belief of the Borrower, after due inquiry, the Borrower and its Material Subsidiaries have maintained all material environmental and operating documents and records in the manner and for the time periods required by Environmental Laws, Environmental Permits and Environmental Orders except to the extent that such non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

          (ix) The Borrower and its Material Subsidiaries have in effect a management structure and policies and procedures that will permit the Borrower to effectively manage environmental risk and respond in a timely manner in compliance with the Environmental Laws, Environmental Orders and Environmental Permits in the event of Release of Hazardous Materials in, on or under property of the Borrower or its Material Subsidiaries.

     (o)  Taxes
          -----

          The Borrower and each of its Subsidiaries has duly filed on a timely basis all tax returns required to be filed by each of them and have paid all Taxes which are due and payable, and have paid all assessments and reassessments, and all other Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are being contested by them in good faith by appropriate proceedings; they have made adequate provision for, and all required instalment payments have been made in respect of, Taxes payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any Taxes; there are no actions or proceedings being taken by Revenue Canada, Taxation or any provincial or municipal taxation authority to enforce the payment of any Taxes by them other than those which are being contested by them in good faith by appropriate proceedings where such contestation would not be reasonably expected to have a Material Adverse Effect.

8.2  Deemed Repetition

     On the date of delivery by the Borrower of a Drawdown Notice to the Agent, and again on the date of any Drawdown made by the Borrower pursuant thereto:

     (a) except those representations and warranties which the Borrower has previously notified the Agent in writing cannot be repeated for such Drawdown and in respect of which a Majority of the Lenders have waived in writing (with or without terms or conditions) the application of the condition precedent in Section 31 for such Drawdown, each of the representations and warranties contained in Section 8.1 shall be deemed to be repeated; and

     (b) the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived by a Majority of the Lenders in writing, no event has occurred and remains outstanding which would constitute a Default or an Event of Default nor will any such event occur as a result of the aforementioned Drawdown.

8.3  Other Documents

     All representations, warranties and statements contained in any Document delivered hereunder shall constitute representations and warranties made by the Borrower to the Agent under Section 8.1 of this Agreement.

8.4  Effective Time of Repetition

     All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof.

8.5  Nature of Representations and Warranties

     The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, Lenders or Lenders' Counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.


                                   ARTICLE 9
                               GENERAL COVENANTS

9.1  Affirmative Covenants

     So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless a Majority of the Lenders otherwise consent in writing:

     (a)  Punctual Payment and Performance
          --------------------------------

          The Borrower shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall maintain, perform and observe all of its obligations under this Agreement and under any other Document.

     (b)  Corporate Existence and Conduct of Business
          -------------------------------------------

          Subject to Section 9.2(i), the Borrower shall maintain its corporate existence in good standing and do or cause to be done all things necessary to keep in full force and effect all properties, rights, franchises, licences and qualifications to carry on business in any jurisdiction in which it carries on business and it shall, and shall cause its Material Subsidiaries to, maintain all of its or their respective properties and assets and conduct their businesses, activities and operations in a manner consistent with industry standards.

     (c)  Compliance with Legislation Generally
          -------------------------------------

          The Borrower shall do or cause to be done, and shall cause its Subsidiaries to do or cause to be done, all acts necessary or desirable to comply with all applicable federal, provincial and municipal laws, requirements or standards, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect, and to preserve and keep in full force and effect all franchises, licences, rights, privileges and permits necessary to enable the Borrower and each of its Subsidiaries to operate and conduct their respective businesses in accordance with standard industry practice and to advise the Agent of any proposed changes to or loss or sale of such franchises, licences, rights, privileges and permits which would reasonably be expected to have a Material Adverse Effect.

     (d)  Material Litigation
          -------------------

          The Borrower shall promptly give written notice to the Agent of any litigation, proceeding or dispute affecting the Borrower or any of its Subsidiaries which, if the result thereof was adverse to its interests, might be reasonably expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole, and from time to time furnish to the Agent all reasonable information requested by the Agent concerning the status of any such litigation, proceeding or dispute.

     (e)  Financial Statements and Other Information
          ------------------------------------------

          The Borrower shall deliver to the Agent with sufficient copies for each of the Lenders:

          (i)  Annual Financials - as soon as available and, in any event,
               -----------------
               within 120 days after the end of each of its fiscal years, (A) copies of the Borrower's unaudited annual financial statements and (B) from SMC, copies of SMC's audited annual financial statements on a consolidated basis consisting of a balance sheet, statement of profit and loss and surplus and statement of changes in financial position for each such year, together with the notes thereto, all prepared in accordance with generally accepted accounting principles consistently applied together with a report of SMC's auditors thereon;

          (ii)  Quarterly Financials - as soon as available and, in any event
                --------------------
                within 60 days after the end of each of its first, second and third fiscal quarters, copies of its unaudited quarterly financial statements on a consolidated basis, in each case consisting of a balance sheet, statement of profit and loss and surplus and statement of changes in financial position for each such period all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied and certified by the Borrower's chief financial officer;

          (iii) Compliance Certificate - concurrently with furnishing the
                ----------------------
                financial statements pursuant to Sections 91 and 9.1(e)(ii), a Compliance Certificate signed by the president or chief financial officer of the Borrower and stating that, inter alia, the Borrower that no Default or Event of Default has occurred and is continuing (or, if applicable, specifying those defaults or events notified in accordance with Section 91) and detailing calculations determining whether or not the covenants contained in Section 93 have been or are being complied with;

          (iv)  Internal Engineering Report - Internal Engineering Reports (or,
                ---------------------------
                to the extent previously delivered and approved pursuant hereto, an Officer's Certificate confirming that there have been no changes thereto since the most recently delivered or detailing any modifications or amendments thereto), no later than 30 days prior to each scheduled Borrowing Base review, each such report or updating certificate to be in form and containing particulars as are satisfactory to the Majority of Lenders;

          (v)   Annual Engineering Report - On or prior to April 1 of each year,
                -------------------------
                an Engineering Report (or, to the extent previously delivered and approved pursuant hereto, an Officer's Certificate confirming that there have been no changes thereto since the most recently delivered or detailing any modifications or amendments thereto), effective as of the immediately preceding December 31, prepared by an Independent Engineer, each such report or updating certificate to be in form and containing particulars as are satisfactory to the Majority of the Lenders; and

          (vi)  Other - at the request of the Agent, such other information,
                -----
                reports, certificates, projections of income and cash flow or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or the business, affairs, financial condition, property or assets of any of its Subsidiaries as the Agent may reasonably request, including, without limitation, legal descriptions of real property and particulars of any serial number goods (as such term is defined pursuant to the Personal Property Security Act (Alberta) and the regulations thereto).

          (vii) For the purposes of approving the aforementioned Internal Engineering Report, Annual Engineering Report or relevant updating Officer's Certificates (each, a "Report"):

                A. each Lender shall advise the Agent in writing, within 20 days after receipt of the relevant Report by the Agent, whether such Report is in a form and contains particulars satisfactory to such Lender (acting reasonably) and, if unsatisfactory, the reasons of such Lender for such determination; provided that if any Lender shall fail to so advise the Agent within such period, then such Lender shall be deemed to have confirmed that the relevant Report is satisfactory to such Lender;

                B. if the Majority of the Lenders have advised the Agent that the relevant Report is not satisfactory to them (acting reasonably), then the Agent shall so notify the Borrower in writing within 10 days after the expiry of the aforementioned 20-day period (which notice shall include details of the reasons of such Lenders for the same);

                C.  upon receipt from the Agent of the notice referenced in
                    Section 9.1(vii)(B) above, the Borrower shall revise and supplement the relevant Report to take account of the reasons for rejection provided by the Lenders and within a further 30 days after receipt of such notice shall deliver copies of the modified Report to the Agent for distribution to the Lenders, whereupon the provisions of subparagraph (A) above shall again apply to such modified Report, mutatis mutandis; and

                D. if the Majority of the Lenders have advised the Agent that the modified Report re-submitted as in subparagraph (C) above is not satisfactory to them (acting reasonably), then the Agent shall promptly so notify the Borrower in writing, whereupon the Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.16.

     (f)  Accuracy of Engineering Reports
          -------------------------------

          The Borrower shall ensure that each Engineering Report, each Internal Engineering Report and all other related data provided by the Borrower or any Material Subsidiary to the Agent with respect to the P&NG Rights evaluated in such Engineering Report and Internal Engineering Report or discussed in such related data are substantially accurate and fairly reflect the interests of the Borrower and each Material Subsidiary therein and thereto net of all royalties and other burdens affecting the same.

     (g)  Rights of Inspection
          --------------------

          At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit the Agent or any representative thereof (at the reasonable expense of the Borrower) or any Lender or any representative thereof (at the expense of such Lender) to examine and make copies of and abstracts from the records and books of account of the Borrower or any of its Subsidiaries and to visit and inspect the premises and properties of the Borrower or any of its Subsidiaries (in each case at the risk of the Lenders and during normal business hours of the Borrower) and to discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with any of the officers of the Borrower or any of its Subsidiaries.

     (h)  Insurance
          ---------

          The Borrower shall maintain and shall cause its Material Subsidiaries to maintain all risks property insurance in connection with their assets and businesses and other types of insurance, including liability insurance with respect to claims for personal injury, death or property damage, with respect to the operation of their businesses, all with responsible and reputable insurance companies in such amounts and with such deductibles as are customary in the case of businesses of established reputation engaged in the same or similar businesses and in any event as are acceptable to the Agent.

     (i)  Notice of Default or Event of Default
          -------------------------------------

          The Borrower shall deliver to the Agent, forthwith upon becoming aware of a Default or the occurrence of an Event of Default, an Officer's Certificate describing in detail such Default or such Event of Default and specifying the steps, if any, being taken to cure or remedy the same.

     (j)  Notice of Material Adverse Effect
          ---------------------------------

          The Borrower shall promptly notify the Agent of any event, circumstance or condition that has had or is reasonably likely to have a Material Adverse Effect.

     (k)  Notice of New Subsidiaries
          --------------------------

          The Borrower shall promptly give written notice to the Agent of the acquisition, creation or existence of each new Subsidiary after the date hereof.

     (l)  Payment of Taxes, Withholdings, etc.
          ------------------------------------

          The Borrower shall, and shall cause its Material Subsidiaries to, from time to time pay or cause to be paid all rents, taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower or its Material Subsidiaries or any of the assets of the Borrower or its Material Subsidiaries, as and when the same become due and payable, except when and so long as the validity of any such rents, taxes, rates, levies, assessments, fees, dues or withholdings is in good faith being contested by the Borrower or its Material Subsidiaries and provided that they shall have established adequate reserves therefor (in accordance with generally accepted accounting principles) and such contestation would not reasonably be expected to have a Material Adverse Effect and will not involve forfeiture of any part of its assets which are material to the Borrower and its Subsidiaries taken as a whole.

     (m)  Security
          --------

          The Borrower shall provide the Security contemplated hereunder registered, filed, recorded or perfected to the satisfaction of the Agent, acting reasonably.

     (n)  Payment of Preferred Claims
          ---------------------------

          The Borrower shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid all amounts related to Taxes, wages, workers' compensation obligations, government royalties or pension fund obligations and any other amount which may result in a Security Interest, charge or similar encumbrance against the assets of the Borrower or such Subsidiary arising under statute or regulation and which has or could reasonably be expected to have a Material Adverse Effect.

     (o)  Environmental Covenants
          -----------------------

          (i) Without limiting the generality of Section 9.1(c), the Borrower shall, and shall cause its Subsidiaries and any other party acting under their primary direction to, conduct their business and operations so as to comply at all times with all Environmental Laws, Environmental Permits and Environmental Orders (to the extent applicable to them) if the consequence of a failure to comply could reasonably be expected, either alone or in conjunction with any other such noncompliances, to have a Material Adverse Effect.

          (ii)  If the Borrower or its Material Subsidiaries shall:

                A. receive or give any notice that a violation of any Environmental Law, Environmental Permit or Environmental Order has or may have been committed or is about to be committed by the same, if such violation would reasonably be expected to have a Material Adverse Effect;

                B. receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law, Environmental Permit or Environmental Order, if such violation would reasonably be expected to have a Material Adverse Effect; or

                C. receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or the Material Subsidiary may be liable or responsible for costs associated with a response to or to clean-up a Release of Hazardous Materials into the environment or any damages caused thereby, if such action or liability would reasonably be expected to have a Material Adverse Effect;

                the Borrower shall promptly provide the Agent with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Agent from time to time all reasonable information requested by the Agent relating to the same.

          (iii) The Borrower shall notify the Agent promptly of any event or occurrence of which it is aware which would reasonably be expected to result in violation of any Environmental Law, Environmental Permit or Environmental Order if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

     (p)  Environmental Assessments
          -------------------------

          The Borrower shall perform or cause to be performed at its expense, either or both independent and in-house environmental site assessments, environmental reviews or audits of its or its Material Subsidiaries' property:

          (i)   from time to time in accordance with prudent industry practice;

          (ii)  if such assessment or review is required by Environmental Law;
                and

          (iii) if a Default or an Event of Default relating to an Environmental Claim has occurred and the Agent has made a written request to it for such assessment, review or audit, within sixty (60) days after such request, and it shall provide to the Agent, on a confidential basis, a copy of each such assessment and review.

     (q)  Bank Accounts
          -------------

          The Borrowers shall maintain all accounts and fund with the Agent or one or any of the Lenders (or their Affiliates) or other mutually acceptable Canadian banks.

     (r)  Commodity Hedging
          -----------------

          The Borrower shall enter into a Commodity Agreement in form and substance acceptable to the Agent, with respect to a minimum of 50% of the Borrower's current production of Petroleum Substances for a minimum of 24 months.

9.2  Negative Covenants

     So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with the Agent and each of the Lenders that, unless a Majority of the Lenders otherwise consent in writing:

     (a)  Change of Business
          ------------------

          The Borrower shall not, and shall not permit any Subsidiary on the date hereof to, change in any material respect the nature of its business or operations or conduct businesses or operations which are materially different from the businesses and operations carried on by the Borrower and its Subsidiaries on the date hereof.

     (b)  Negative Pledge
          ---------------

          The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, create, issue, incur, assume or permit to exist any Security Interests on any of their property, undertakings or assets other than Permitted Encumbrances.

     (c)  Limitation on Debt
          ------------------

          The Borrower shall not have or incur, or permit any Material Subsidiary to have or incur, any Debt other than Permitted Indebtedness unless, in all cases, the proceeds thereof shall be paid to the Lenders to permanently reduce the Credit Facility and any such repayment shall constitute a permanent reduction of the Credit Facility equal to each such payment.

     (d)  No Distributions without Consent
          --------------------------------

          The Borrower shall not make Distributions in any calendar year except to SMC and Spruce Hills which Distributions shall be limited to the original capital investment made by SMC and Spruce Hills in the Borrower.

     (e)  Limit on Investments
          --------------------

          The Borrower shall not, nor shall it permit any Material Subsidiary to, make any Investment, other than Permitted Investments.

     (f)  No Dissolution
          --------------

          The Borrower shall not liquidate, dissolve or wind-up or take any steps or proceedings in connection therewith.

     (g)  Non-Arm's Length Transactions
          -----------------------------

          The Borrower shall not, nor shall it permit any Material Subsidiary to, enter into any contract whatsoever one with the other or another or an Affiliate thereof for the sale, purchase, lease or other dealing in any property (excluding services) other than at a consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property, unless such contract or transaction involves the sale, lease or other disposition of property to transferees which are the Borrower and/or other Material Subsidiaries.

     (h)  Limit on Sale of Assets
          -----------------------

          Except for Permitted Dispositions, the Borrower shall not, and shall not permit its Material Subsidiaries to, sell, transfer or otherwise dispose of any of their respective property or assets in any calendar year, whether in one or a series of transactions, which, in aggregate, have a fair market value in excess of Cdn. $250,000.

     (i)  No Merger, Amalgamation, etc.
          -----------------------------

          The Borrower shall not, and shall not permit any Material Subsidiary to, enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person (herein called a "Successor") whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

          (i) in the case of the Borrower, the Successor is a corporation with limited liability and incorporated under the federal laws of Canada or the laws of any province of Canada;

          (ii) prior to or contemporaneously with the consummation of such transaction the Borrower or Material Subsidiary, as the case may be, and the Successor shall have executed such instruments and done such things as, in the opinion of Lenders' Counsel, are necessary or advisable to establish that upon the consummation of such transaction:

                A. the Successor will have assumed all the covenants and obligations of the Borrower or Material Subsidiary, as the case may be, under the Documents to which the Borrower or Material Subsidiary is a party; and

                B. this Agreement and the other Documents, as the case may be, will be valid and binding obligations of the Successor entitling the Agent and the Lenders, as against the Successor, to exercise all their rights under the Documents to which it is a party;

          (iii) such transaction shall be on such terms and shall be carried out in such manner as to preserve and not to impair any of the rights and powers of the Agent and the Lenders hereunder or pursuant to the Security and not to affect adversely the potential liability of the Lenders for any present or future Taxes or charges of whatsoever nature imposed or levied by or on behalf of any Governmental Authority;

          (iv) such transactions shall not result in the assets of the Successor being subject to any Security Interests other than Permitted Encumbrances; and

          (v) no Event of Default and no Default shall have occurred and be continuing, or will occur as a result of such transaction, or shall exist immediately after the consummation of such transaction.

     (j)  No Material Expenditures
          ------------------------

          Except for Permitted Indebtedness, the Borrower shall not make any single acquisition annually in excess of U.S. $2,500,000.

9.3  Financial Covenants

     So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with the Lenders, unless a Majority of the Lenders otherwise consent in writing:

     (a)  Debt Coverage Ratio
          -------------------

          As at each Quarter End in each calendar year, the Borrower shall not permit the ratio of EBITDA to Debt Service to be less than 1.2:1.0.

     (b)  Minimum Tangible Net Worth
          --------------------------

          The Borrower shall not at any time permit its Tangible Net Worth to be less than 85% of the Borrower's Tangible Net Worth at August 31, 2000, plus 75% of the Borrower's positive quarterly net income and 100% of
          ----
          new equity in each case received subsequent to August 31, 2000, measured as at each Quarter End.

     (c)  Working Capital Ratio
          ---------------------

          The Borrower shall not at any time permit the ratio of (i) Current Assets to (ii) Current Liabilities to be less than 1.0:1.0.


9.4  Agent May Perform Covenants

     If the Borrower fails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 11.1, the Agent may give notice to the Borrower of such failure and if, within 10 days after such notice, such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may make such payment or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent and shall bear interest at the applicable interest rate provided in Section 5.9 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.


                                  ARTICLE 10
                                   SECURITY

10.1 Security

     (1) The Borrower shall execute and deliver, or shall cause to be executed and delivered, to the Agent the following:

     (a)  assignment agreement with respect to the National Security;

     (b)  Cdn. $40,000,000 Debenture;

     (c)  Debenture Pledge Agreement; and

     (d)  a guarantee from SMC,

as continuing collateral security for the payment and performance by the Borrower of all Obligations and all other obligations, liabilities and indebtedness of the Borrower to the Agent and the Lenders.

     (2) The Borrower shall cause to be executed and delivered to the Lender Subsidiary Security:

     (a) from Material Subsidiaries if at any time, and at such time as any Subsidiary is or becomes a Material Subsidiary, in which case the Borrower shall promptly, and in any event within 15 days after such occurrence, cause such Subsidiaries to provide Subsidiary Security to the extent required to ensure that, after provision of the same, 90% or more of the P&NG Rights shall be directly owned or held by persons providing Security hereunder;

     (b) together with certified copies of such Subsidiary's constating documents, by-laws and the resolutions authorizing the Subsidiary Security, a certificate as to the incumbency of the officers of such Subsidiary signing such Subsidiary Security and an opinion of legal counsel to such Subsidiary, with all such certificates and opinions to be in form and substance satisfactory to the Agent in its sole discretion, acting reasonably; and

     (c) as continuing collateral security for the payment and performance by the Borrower of all Obligations and all other obligations, liabilities and indebtedness of the Borrower to the Agent and the Lenders.

10.2 Registration

     The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it including, without limitation, any land registry offices. The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof.

10.3 Forms; Additional Security; Undertaking to Grant Fixed Charge Security

     (1) The forms of Security have been prepared based upon the laws of Alberta and of Canada applicable thereto in effect at the date hereof. The Agent shall have the right to require that: (a) any such Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Agent and the Lenders the Security Interests intended to be created thereby, and (b) the Borrower execute and deliver to the Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required by the Agent.

     (2) In addition to and without limiting Section 10.3(1), if the Agent determines in its sole discretion that it is necessary or desirable for the adequate protection of the Lenders, the Borrower, upon 20 days' prior written request from the Agent, shall grant and shall cause its Material Subsidiaries to grant to the Agent, fixed mortgages and charges, subject only to Permitted Encumbrances, on proven producing P&NG Rights having an aggregate fair market value of not less than 90% of the then current net present value (as determined by the Agent) of the P&NG Rights, as security for the Obligations and all other obligations, liabilities and indebtedness of the Borrower to the Agent and the Lenders. In this connection, the Borrower shall promptly provide the Agent with such information as is reasonably required by the Agent to identify the property to be charged pursuant to this Section and the Borrower shall, as soon as possible after the notice period set forth in the request by the Agent (but in any event within 20 days after the expiration of such 20 day notice period):

     (a) execute and deliver, and cause to be executed and delivered, all such mortgages, debentures, security agreements, trust deeds, guarantees, agreements and other instruments (each in form and substance satisfactory to the Agent) as may be necessary to create the aforesaid fixed mortgages and charges and shall do all other things as may be necessary to grant in favour of the Agent the aforesaid fixed mortgages and charges;

     (b)  provide and cause its Material Subsidiaries required pursuant to
          Section 10.1(2) to provide to the Agent certified copies of all corporate resolutions and other authorizations necessary for the Borrower and such Subsidiaries to grant to the Agent the fixed mortgages and charges as aforesaid, together with such opinions of legal counsel to the Borrower and such Subsidiaries as the Agent may reasonably require with respect to the due authorization, execution, delivery and enforceability of the above agreements and instruments and as to the registration or recording of such agreements and instruments;

     (c) assist and cause such Subsidiaries to assist the Agent in the registration or recording of such agreements and instruments in such public registry offices as the Agent, acting reasonably, deems necessary to give full force and effect to the provisions of this Section; and

     (d) pay all reasonable costs and expenses incurred by the Agent and the Lenders in connection with the preparation, execution and registration of all agreements and instruments, including any amendments to the Security, made in connection with this Section.

10.4 Continuing Security

     Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Agent or the Lenders. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Agent or the Lenders under any security, instruments or agreements held by it or at law or in equity.

10.5 Dealing with Security

     The Agent, with the consent of all the Lenders, may grant extensions of time or other indulgences, take and give up security (including, without limitation, the Security or any part or parts thereof), accept compositions, grant releases and discharges. The Agent may otherwise deal with the Borrower, its Subsidiaries and other parties and with security (including without limitation, the Security and each part thereof) as the Agent and the Lenders may see fit, and may, subject to Section 7.4, apply all amounts received from the Borrower or others or from security (including without limitation, the Security or any part thereof) upon such part of the liabilities of the Borrower hereunder or under any of the Security as the Agent may think best, without prejudice to or in any way limiting the liability of the Borrower under this Agreement or under any of the Security or any other collateral security.

10.6 Effectiveness

     The Security and the security created by any other Document constituted or required to be created shall be effective, and the undertakings as to the Security herein or in any other Document shall be continuing, whether any Loans are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security Interests or before or after or upon the date of execution of any amendments to this Agreement.

10.7 Saskatchewan Legislation

     The Land Contracts (Actions) Act (Saskatchewan) shall have no application to any action, as defined in the said Land Contracts (Actions) Act, with respect to this Agreement and the other Documents; and The Limitation of Civil Rights Act (Saskatchewan) shall have no application to this Agreement and the other Documents, any Security Interest for the payment of money made, given or created by this Agreement or the other Documents, any agreement or instrument renewing or extending this Agreement or the other Documents or any such Security Interest, or the rights, powers or remedies of the Agent or any of the Lenders under this Agreement, the other Documents or any such Security Interest. The Borrower agrees that the provisions of both The Land Contracts (Actions) Act and The Limitation of Civil Rights Act are hereby waived and covenants that each Subsidiary providing security to the Lenders (if any) shall waive such provisions in writing to the satisfaction of the Agent.

10.8 Release and Discharge of Security

     The Borrower and the Material Subsidiaries shall not be discharged from the Security or any part thereof, other than to the extent such Security applies to a Permitted Disposition, except by a written release and discharge signed by the Agent with the prior consent of the Lenders. If all of the Obligations, Financial Instrument Obligations and other obligations of the Borrower to the Agent and the Lenders have been repaid, paid, satisfied and discharged, as the case may be, in full, the Credit Facility has been fully cancelled and the Lenders then have no credit facilities in favour of or obligation to provide credit to the Borrower, then the Security shall be released and discharged by the Agent and the Lenders. The Agent, at the cost and expense of the Borrower, shall from time to time do, execute and deliver, or cause to be done, executed and delivered, all such agreements, instruments, certificates, financing statements, notices and other documents and all acts, matters and things as may be reasonably requested by the Borrower to give effect to, establish, evidence or record the foregoing release and discharge.

                                  ARTICLE 11
                      EVENTS OF DEFAULT AND ACCELERATION

11.1 Events of Default

     The occurrence of any one or more of the following events (each such event being herein referred to as an "Event of Default") shall constitute a default under this Agreement:

     (a) if the Borrower defaults in payment of the principal of any Loan hereunder when due and payable and such default shall not be remedied within 3 days of the occurrence of such default;

     (b)  if the Borrower defaults in payment of:

          (i) any interest (including, if applicable, default interest) due on any Loan;

          (ii)  any fee with respect to a Documentary Instrument; or

          (iii) any other amount not specifically referred to in paragraph (a) above or in this paragraph (b) payable by the Borrower hereunder;

          in each case when due and payable and such default shall not be remedied within 3 days of the occurrence of such default;

     (c) If a default, event of default or other similar condition or event (however described) in respect of the Borrower, any Material Subsidiary, SMC or Spruce Hills occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to Debt of the Borrower, any Material Subsidiary, SMC or Spruce Hills, and such default, event or condition has resulted in a Debt in excess of Cdn. $100,000 or the Equivalent Amount thereof becoming, or becoming capable at such time of being declared, due and payable thereunder before it would otherwise have been due and payable, and the default, event or condition has not been waived and is not being disputed in good faith by the Borrower, SMC, Spruce Hills or such Material Subsidiary, as applicable;

     (d) if the Borrower fails to observe or perform its covenant in Section 9.1(i);

     (e) if the Borrower or a Material Subsidiary fails to observe or perform any covenant or obligation herein or in any Document contained on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 11.1) and, after notice has been given by the Agent to the Borrower specifying such default and requiring the Borrower or such Subsidiary to put an end to the same, the Borrower or such

          Material Subsidiary shall fail to remedy such default within a period of 30 days after the giving of such notice;

     (f) if any representation or warranty made or deemed to be made by the Borrower in this Agreement or in any certificate or other Document at any time delivered to the Agent or the Lenders pursuant hereto shall prove to have been incorrect or misleading in any material respect on and as of the date made;

     (g) if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or a Material Subsidiary a bankrupt or insolvent or approving as properly filed a petition seeking the winding-up of the Borrower or a Material Subsidiary under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding Up Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of 30 days;

     (h) if the Borrower or a Material Subsidiary makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies' Creditors Arrangement Act (Canada), the Winding Up Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers with respect to the Borrower or a Material Subsidiary or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition;

     (i) if a secured party, holder of a Security Interest or other encumbrancer lawfully takes possession of any portion of the property of the Borrower or any Material Subsidiary which is material to the Borrower and its Subsidiaries taken as a whole or if a distress or execution or any similar process is lawfully levied and enforced against any such property and remains unsatisfied for a period of 30 days;

     (j) if one or more judgments, decrees or orders shall be rendered against the Borrower or a Material Subsidiary for the payment of money in excess of Cdn. $500,000 or the Equivalent Amount thereof in the aggregate and any of such judgments, decrees or orders shall continue unsatisfied and in effect for a period of more than 30 Banking Days without being vacated, discharged, satisfied or stayed pending appeal;

     (k) except for Permitted Encumbrances, if any of the Security Interests created by the Security, to the extent such Security Interests have been perfected by registration or otherwise, shall cease to be a valid first priority Security Interest as against third parties;

     (l) if any Document or any material provision thereof shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or a Material Subsidiary, or the Borrower or a Material Subsidiary shall deny that it has any or any further liability or obligation thereunder, or at any time it shall be unlawful or impossible for any of them to perform any of the Obligations;

     (m) except in compliance herewith, if the Borrower shall dissolve, be wound-up or liquidated, shall cease to carry on all or any material part of its business as now conducted, shall sell, transfer or otherwise dispose of all or substantially of its assets, or shall threaten or take any step, proceeding or other action in furtherance of any of the foregoing; or

     (n)  if there is a Change of Control.

11.2 Acceleration

     If any Event of Default shall occur,

     (a) the entire principal amount of all Loans then outstanding and all accrued and unpaid interest thereon,

     (b) an amount equal to the maximum amount available to be drawn under all unexpired LCs,

     (c) an amount equal to the maximum amount guaranteed under all unexpired LGs, and

     (d)  all other Obligations outstanding hereunder,

shall, at the option of the Agent, and in accordance with Section 14.11, or upon the request of a Majority of the Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other

Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

11.3 Conversion on Default

     Upon the occurrence of an Event of Default, the Agent on behalf of the Lenders may convert, at the Equivalent Amount, if applicable, an Alternate Base Rate Loan at any time, to a Canadian Prime Rate Loan. Interest shall accrue on each such Canadian Prime Rate Loan at the rates provided in Section 5.1, such interest to be calculated daily and payable on demand.

11.4 Remedies Cumulative and Waivers

     For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders or the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority of the Lenders, the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein or in the other Documents and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority of the Lenders, the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of such Person or Persons under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.

11.5 Termination of Lenders' Obligations

     The occurrence of a Default which is continuing shall relieve the Lenders of all obligations to provide any further Drawdowns or Conversions hereunder; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof, they are entitled to effect, or any Conversion requested by the Borrower and acceptable to the Lenders and the Agent.

                                  ARTICLE 12
                            CHANGE OF CIRCUMSTANCES

12.1 Change in Law

     If the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by the Lender with any request or direction (whether or not having the force of law) of any such authority or entity, hereafter:

     (a) subjects any Lender to, or causes the withdrawal or termination of any previously granted exemption with respect to, any tax or changes the basis of taxation, or increases any existing tax, on payments of principal, interest, fees or other amounts payable by the Borrower to such Lender under this Agreement (except for taxes based on the capital or overall income of such Lender);

     (b) imposes, modifies or deems applicable any reserve, liquidity, cash margin, capital, deposit insurance, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or to or any other acquisition of funds by, or drafts accepted by, an office of any Lender;

     (c) imposes on any Lender or expects there to be maintained by any Lender any capital adequacy or additional capital requirements in respect of any Loans or the Credit Facility hereunder or any other condition with respect to this Agreement; or

     (d) imposes on any Lender any other conditions or requirements relevant to the Documents or the Credit Facility,

and the result of any of the foregoing, in the sole determination of such Lender acting reasonably and in good faith, shall be to increase the cost to, or reduce the amount of principal, interest, fees or other amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of the Credit Facility or the making, maintaining or funding a Loan under the Credit Facility or cause such Lender to make any payment or forego any interest, fees or other return hereunder, such Lender shall determine that amount of money which shall compensate such Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as "Additional Compensation"). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, such Lender shall promptly so notify the Borrower and the Agent and shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender's Additional Compensation calculated from the later of (i) the effective date of the relevant introduction or change and (ii) 3 months prior to the date of such notification. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation. The Lenders shall endeavour to limit the incidence of any such Additional Compensation, including (without limitation) seeking recovery for the account of the Borrower by appealing any assessment (providing that the same shall not be adverse to the interests of the Lenders, in their sole discretion) at the expense of the Borrower upon the Borrower's request.


12.2 Prepayment of Portion

     In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof, if a Lender gives the notice provided for in Section 12.2 with respect to any Loan (an "Affected Loan"), the Borrower may, upon 3 Banking Days notice to that effect given to such Lender and the Agent (which notice shall be irrevocable), prepay in full without penalty such Lender's Rateable Portion of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re-deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Loan or any part thereof on other than the last day of the applicable Interest Period, and upon such payment being made that Lender's obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.

12.3 Illegality

     If the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by such Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for such Lender to make, fund or maintain the Credit Facility or a Loan under the Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest. If any such change shall only affect a portion of a Lender's obligations under this Agreement which is, in the sole opinion of such Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the other obligations of such Lender or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.


                                  ARTICLE 13
                      COSTS, EXPENSES AND INDEMNIFICATION

13.1 Costs and Expenses

     The Borrower shall pay promptly upon notice from the Agent all reasonable costs and expenses of the Lenders and the Agent in connection with the Documents and the establishment of the Credit Facility, including, without limitation, in connection with preparation, printing, execution and delivery of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including, without limitation, the reasonable fees and out-of-pocket expenses of Lenders' Counsel with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Documents. Except for ordinary expenses of the Lenders and the Agent relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay within 30 days of demand by the Agent all reasonable costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lenders and the Agent under this Agreement and other Documents, including, without limitation, all reasonable costs and expenses sustained by the Lenders and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder, together with interest thereon from and after such 30th day if such payment is not made by such time.

13.2 General Indemnity

     In addition to any liability of the Borrower to the Agent and the Lenders under any other provision hereof, the Borrower shall indemnify each Lender and the Agent and their respective Affiliates, directors, officers, agents and employees (collectively in this Section the 'Indemnified Parties") and hold each Indemnified Party harmless against any loss, cost, expense, damage, claim or liability and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) as a result of or in connection with:

     (a) all claims, suits, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements arising in connection with any action, suit, or proceeding (whether or not an Indemnified Party is a party or subject thereto) relating to the Credit Facilities or the Documents;

     (b) any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Loan as a result of the Borrower's failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

     (c) the Borrower's failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations hereunder for overdue amounts);

     (d) the Borrower's failure to give any notice required to be given by it to the Lenders hereunder;

     (e) the inaccuracy of the Borrower's representations and warranties contained in Section 8.1;

     (f)  the failure of the Borrower to make any other payment due hereunder;

     (g) any failure of the Borrower or any Material Subsidiary to observe or fulfil any other Obligation not specifically referred to above; or

     (h)  any Default or Event of Default.

13.3 Environmental Indemnity

     The Borrower shall indemnify and hold harmless the Agent and the Lenders including a receiver, receiver-manager or similar person appointed under applicable law and its respective Affiliates, officers, directors, employees and agents (collectively, the "Indemnified Parties") forthwith on demand by the Agent from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including without limitation, all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with the Credit Facility, whether as beneficiaries under the Documents, as successors in interest of the Borrower or any of its Subsidiaries, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or any of its Subsidiaries) relating to the property of the Borrower or of its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or by any of its Subsidiaries (or any such predecessor in interest), including any liabilities arising after an acceleration of all Loans as a result of any indemnity covering Environmental Claims given to any person by the Lenders or a receiver, receiver-manager or similar person appointed hereunder or under applicable law (collectively, the "Indemnified Third Party"); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or wilful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations.

13.4 Judgment Currency

     If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country giving such judgment (the "Judgment Currency") an amount due hereunder in different currency (the "Agreed Currency"), then the date on which the rate of exchange for conversion is selected by that court is referred to herein as the "Exchange Date". If there is a change in the rate of exchange between the Judgment Currency and the Agreed Currency between the Exchange Date and the actual receipt of any Lender of the amount due hereunder or under such judgment, the Borrower will, notwithstanding such judgment, pay to such Lender all such additional amounts as may be necessary to ensure that the amount received by such Lender in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Agreed Currency. The Borrower's liability hereunder constitutes a separate and independent liability which will not merge with any judgment or any partial payment or enforcement of payment of sums due under the Documents and such liability, together with interest thereon, shall be added to the amount payable hereunder. The term "rate of exchange", as used in this paragraph, includes any premiums or costs payable in connection with the currency conversion then being effected.


                                  ARTICLE 14
              THE AGENT AND ADMINISTRATION OF THE CREDIT FACILITY

14.1 Authorization and Action

     (1) Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent or the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but, subject to Section 15.10, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority of the Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent's incurring any costs and expenses, without provision being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or applicable law.

     (2) The Lenders agree that all decisions as to actions to be or not to be taken, as to consents or waivers to be given or not to be given, as to determinations to be made and otherwise in connection with this Agreement and the Documents, shall be made upon the decision of the Majority of the Lenders except in respect of a decision or determination where it is specifically provided in this Agreement that "all of the Lenders" or "the Lenders" or words to similar effect, or the Agent alone, is to be responsible for same. Each of the Lenders shall be bound by and agrees to abide by and adopt all decisions made as aforesaid and covenants in all communications with the Borrower to act in concert and to join in the action, consent, waiver, determination or other matter decided as aforesaid.

14.2 Procedure for Making Loans

     (1) The Agent shall make Loans available to the Borrower as required hereunder by debiting the account of the Agent to which the Lenders' Rateable Portions of such Loans have been credited in accordance with Section 2.10 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the account of the Borrower or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.

     (2) Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Rateable Portion of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender's Rateable Portion of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender's Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of such Loan on the Drawdown Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of any Loan to be made by such other Lender on the date of any Drawdown or Conversion, as the case may be.

14.3 Remittance of Payments

     Forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 5 or payment pursuant to Article 7, the Agent shall remit to each Lender its Rateable Portion of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.

14.4 Redistribution of Payment

     Each Lender agrees that:

     (a) if it exercises any security against or right of counter-claim, set off or banker's Security Interest or similar right with respect to the property of the Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set-off against, a debt owed by it to the Borrower, the Lender shall apportion the amount thereof proportionately between:

          (i) such Lender's Rateable Portion of all outstanding Obligations which amounts shall be applied in accordance with Section 14.4(b); and

          (ii) amounts otherwise owed to such Lender by the Borrower, provided that (A) any cash collateral account held by such Lender as collateral for a letter of credit issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit without apportionment and (B) these provisions do not apply to a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Security Interest excluded from the application of Section 9.2(b) and

     (b) if, in the aforementioned circumstances, the Lender, through the exercise of a right, or the receipt of a secured claim described in
          Section 14.4(a) above or otherwise, receives payment of a proportion of the aggregate amount of Obligations due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate Obligations due to such Lender (having regard to the respective Rateable Portions of the Lenders), the Lender receiving such proportionately greater payment shall purchase, on a non-recourse basis at par, and make payment for a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in the outstanding Loans of the other Lender or Lenders so that their respective receipts shall be pro rata to their respective Rateable Portions; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by or on behalf of the Borrower or any trustee, liquidator, receiver or receiver-manager or person with analogous powers from the purchasing Lender, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to the extent of such recovery, but without interest unless the purchasing Lender is required to pay interest on such amount, in which case each selling Lender shall reimburse the purchasing Lender pro rata in relation to the amounts received by it. Such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claims; and

     (c) if the Lender does, or is required to do, any act or thing permitted by Section 14.4(a) or (b) above, it shall promptly provide full particulars thereof to the Agent.


14.5 Duties and Obligations

     Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

     (a) may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed assignment agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

     (b) may consult with legal counsel (including receiving the opinions of Borrower's counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice or such counsel, accountants or experts;

     (c) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

     (d) may assume that no Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

     (e) may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person;

     (f) shall not be bound to disclose to any other person any information relating to the Borrower, any of its Subsidiaries or any other person if such disclosure would or might in its or their opinion constitute a breach of any applicable law, be in default of the provisions hereof or be otherwise actionable at the suit of any other person; and

     (g) may refrain from exercising any right, power or discretion vested in it which would or might in its or their reasonable opinion be contrary to any applicable law or any directive or otherwise render it or them liable to any person, and may do anything which is in its or their reasonable opinion necessary to comply with such applicable law.

     Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

14.6 Prompt Notice to the Lenders

     Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.

14.7 Agent's and Lender's Authorities

     With respect to its Commitment and the Drawdowns, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.

14.8 Lender Credit Decision

     It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving or term loans, or both, to corporations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 14.4, it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.

14.9  Indemnification of Agent

      The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Commitments as a proportion of the aggregate of all outstanding Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their pro rata shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

14.10 Successor Agent

      (1) The Agent may, as hereinafter provided, resign at any time by giving 45 days' prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint another Lender as a successor agent (the "Successor Agent") who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.

      (2) Notwithstanding Section 14.10(1), no Lender shall become the Agent unless such Lender's Commitment constitutes 10.0% or more of all outstanding Commitments; accordingly, an Agent may not resign unless the Successor Agent meets this requirement.

14.11 Taking and Enforcement of Remedies

      Each of the Lenders hereby acknowledges that, to the extent permitted by applicable law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority of the Lenders regardless of whether acceleration was made pursuant to Section
11.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facilities, including, without limitation, any acceleration under Section 11.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority of the Lenders; provided that, notwithstanding the foregoing, if (i) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of a Majority of the Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (ii) in the absence of instructions from the Majority of the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority of the Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Section 14.4 and Section 9.2(b) it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facilities, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

      With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Rateable Portion of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.

14.12 Reliance Upon Agent

      The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

14.13 No Liability of Agent

      The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent's failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

14.14 Article for Benefit of Agents and Lenders

      The provisions of this Article Fourteen which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent provided in Sections 14.1, 14.2, 14.6, 14.10, 14.11, 14.12, 14.13 and this Section 14.14, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.


                                  ARTICLE 15
                                    GENERAL

15.1  Exchange and Confidentiality of Information

      (1) The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any prospective assignee or participant pursuant to Sections 16.6 or 16.7 with any information concerning the financial condition of the Borrower and its Subsidiaries provided such party agrees in writing with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.

      (2) Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the

Borrower pursuant hereto (the "Information") and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:

     (a) the Agent and the Lenders may if, in their reasonable opinion, disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceedings including, without limitation, proceedings initiated under or in respect of this Agreement disclose all or any part of the Information pursuant to those proceedings;

     (b) the Agent and the Lenders shall incur no liability in respect of any Information required to be disclosed by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

     (c) the Agent and the Lenders may provide Lenders' Counsel and their other agents and professional advisors with any Information; provided that such persons shall have agreed to be under a like duty of confidentiality to that contained in this Section;

     (d) the Agent and each of the Lenders shall incur no liability in respect of any Information: (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent's or Lender's possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

     (e) the Agent and the Lenders may disclose the information to other financial institutions in connection with the syndication by the Agent or Lenders of the Credit Facilities or the granting by a Lender of a participation in the Credit Facilities where such financial institution agrees to be under a like duty of confidentiality to that contained in this Section; and

     (f) the Agent and the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.

15.2 Nature of Obligation under this Agreement

     (1) The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

     (2) Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

15.3 Notices

     Any demand, notice or communication to be made or given hereunder (a "Communication") shall be in writing and shall be made or given by personal delivery or by transmittal by telecopy or other electronic means of communication addressed to the respective parties as follows:

To the Borrower:

Neutrino Resources Inc.
c/o Southern Minerals Corporation
1201 Louisiana, Suite 3350
Houston, Texas 77002

Attention:          Michael E. Luttrell
Telecopy No.:       (713) 658-9447

To the Lenders:

Bank One Canada
BCE Place, P.O. Box 613
161 Bay Street, Suite 4240
Toronto, Ontario M5J 2S1

Attention:          First Vice President
Telecopy No.:       (416) 363-7574

with a copy (other than copies of Drawdown
Notices, Conversion Notices, Rollover Notices and Repayment Notices given hereunder) to:

Bank One, Texas N.A.
910 Travis Street, 6/th/ Floor
Houston, Texas 77002

Attention:          Jonathan Gregory, Vice President
Telecopy No.:       (713) 751-7894

or to such other address or telecopy number as either party may from time to time notify the other in accordance with this provision. Any Communication made or given hereunder during normal business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been made or given at the time of actual delivery or receipt of Communication, as the case may be, on such Banking Day. Any Communication made or given hereunder after normal business hours at the place of receipt or otherwise than on a Banking Day shall be conclusively deemed to have been made or given by 9:00 a.m. (Calgary time) on the first Banking Day following actual delivery or receipt of Communication, as the case may be. Any Communication made or given hereunder on a Banking Day before normal business hours at the place of receipt shall be conclusively deemed to have been made or given at 9:00 a.m. (Calgary time) on the date of actual delivery or receipt of Communication, as the case may be.

15.4 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

15.5 Benefit of the Agreement

     This Agreement shall enure to the benefit of and be binding upon the Borrower, the Agent and the Lenders and their respective successors and permitted assigns.

15.6 Assignment

     Any Lender may, without the consent of the Borrower during the continuance of an Event of Default and at all other times with the prior written consent of the Borrower and the Agent, which consents shall not be unreasonably withheld, sell, assign, transfer or grant an interest in its Commitments and its Rateable Portion of the Loans; provided that, without the consent of the Borrower and the Agent, no Lender shall sell, assign, transfer or grant an interest in any Commitment or Loan if the effect of the same would be to have a Lender with aggregate Commitments which represent less than 25% of the aggregate Commitments of all Lenders; and further provided that, it shall be a precondition to any such sale, assignment, transfer or grant that the contemplated assignee Lender shall have paid to the Agent, for the Agent's own account, a transfer fee to be
determined by the Agent.   Upon any such sale, assignment, transfer or grant ,
the granting Lender shall have no further obligation hereunder with respect to such interest except in case of a grant to a person affiliated with the granting Lender (determined in accordance with the Bank Act (Canada)), in which case such Lender shall remain obligated hereunder with respect to such interest. Upon any such sale, assignment, transfer or grant, the granting Lender, the new Lender, the Agent and the Borrower shall execute and deliver an assignment agreement. Subject to the provisions of Section 9.2(i), the Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders. The Borrower shall assist the Agent in connection with any such assignment or participations referred to in Section 15.7 including, without limitation and at the Borrower's expense (i) providing all information reasonably required by the Agent to successfully complete such assignment, (ii) assisting the Agent, on the Agent's request in the preparation of a syndication memorandum and all other marketing materials to be used in connection with the syndication, (iii) participating in syndication presentations and meetings and
(iv) using the Borrower's best efforts to make use of the relationships of the Borrower with other financial institutions to benefit the syndication efforts.

15.7  Participations

      Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitment and its Rateable Portion of the Loans to other financial institutions, provided that the granting of such a participation shall be at the Lender's own cost and shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Documents and such Lender shall remain solely liable and responsible for all of its Commitment in respect of all of the Documents and the Borrower shall be entitled to deal exclusively with such Lender in relation thereto.

15.8  Severability

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.9  Whole Agreement

      This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

15.10 Amendments and Waivers

      Any provision of this Agreement (including, without limitation, any Event of Default) may be amended only if the Borrower and the Majority of the Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority of the Lenders so agree in writing, but:

      (a) an amendment or waiver which changes or relates to (i) the amount of the Loans available hereunder or any Lender's Commitment, (ii) the rate or dates of payment of interest, Bankers' Acceptance or Documentary Instrument fees, or mandatory repayments of principal,
          (iii) Sections 2.5 and 2.6, (iv) the amount or dates of payment of fees hereunder, (v) the definition of "Majority Consent" and "Majority of the Lenders", (vi) any provision hereof contemplating or requiring consent, approval or agreement of "all Lenders", "the Lenders" or similar expressions or permitting waiver of conditions or covenants or agreements by "all Lenders", "the Lenders" or similar expressions,
          (vii) Sections 10.3(d) and 10.4, (viii) the definition of "Event of Default", or (ix) this Section, shall require the agreement or waiver of all the Lenders and also (in the case of an amendment) of the other parties hereto; and

      (b) an amendment or waiver which changes or relates to the rights and/or obligations of the Agent shall also require the agreement of the Agent thereto.

      Any such waiver and any consent by the Agent, any Lender, the Majority of the Lenders or all of the Lenders under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

15.11 Further Assurances

      Each of the Borrower, the Lenders and the Agent shall promptly cure any default by it in the execution and delivery of this Agreement, the Documents or of any the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower's compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

15.12 Attornment

      The parties hereto each hereby attorn and submit to the jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.

15.13  Time of the Essence

     Time shall be of the essence of this Agreement.

15.14  Credit Agreement Governs

     In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

15.15  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement.


                                   NEUTRINO RESOURCES INC.


                                   By:__________________________
                                      Steven H. Mikel
                                      President
                                                                 c/s
                                   By:__________________________
                                      Michael E. Luttrell
                                      Vice President Finance and Chief
                                      Financial Officer

                                   BANK ONE CANADA, in its capacity as the Agent


                                   By:___________________________
                                      Jeanie Harman
                                      First Vice President


                                   BANK ONE CANADA, in its capacity as Lender


                                   By:___________________________
                                      Jeanie Harman
                                      First Vice President

                                  SCHEDULE A
                            LENDERS AND COMMITMENTS
                            -----------------------


Lender and Address                            Commitments
------------------                            -----------

Bank One Canada                               Commitment: U.S. $30,000,000
BCE Place, P.O. Box 613
161 Bay Street, Suite 4240
Toronto, Ontario M5J 2S1

Attention:    First Vice-President
Telecopy No.: (416) 363-7574

                                  SCHEDULE B
                            to the Credit Agreement
                         dated August 29, 2000 between
                          Neutrino Resources Inc. and
                                Bank One Canada
________________________________________________________________________________

                            COMPLIANCE CERTIFICATE
                            ----------------------

TO:       BANK ONE CANADA (the "Bank")

     Reference is made to the credit agreement dated August 29, 2000 between Neutrino Resources Inc. and the Bank, as amended, modified, supplemented or restated (the "Credit Agreement"). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

     This Compliance Certificate is delivered to the Bank pursuant to the Credit Agreement.

     The undersigned, [name], [title] of the Borrower, hereby certifies that, as of the date of this Compliance Certificate:

1. I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate.

2.   To the best of my knowledge after due enquiry:

     (a)  the financial statements for the [fiscal quarter OR fiscal year]
                                                           --
          ending [],[] provided to the Bank pursuant to Section 9.1(e) of the Credit Agreement were prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of the Borrower as at the date thereof;

     (b) the representations and warranties made by the Borrower in Section 8.1 of the Credit Agreement are true and correct in all material respects, except as has heretofore been notified to the Bank by the Borrower in writing [or except as described in Schedule ___ hereto];

     (c) the Borrower is in compliance in all respects with all covenants in the Credit Agreement including the financial tests set forth in
          Section 9.3 as at [date], being the most recently completed fiscal [quarter OR year] of the Borrower as evidenced by the calculations of
                   --
          such financial tests as attached hereto, except as has heretofore been notified to the Bank by the Borrower in writing [or except as described in Schedule ____ hereto]; and

     (d) no Default or Event of Default has occurred and is continuing except as has heretofore been notified to the Bank by the Borrower in writing [or except as described in Schedule ____ hereto].

3. Except as has heretofore been notified to the Bank by the Borrower in writing [or except as described in Schedule _____ hereto], to the best of my knowledge after due enquiry:

     (a) all properties of the Borrower and its Material Subsidiaries are owned, leased, controlled and operated in compliance with all Environmental Laws except to the extent such non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect;

     (b)  there are not existing, pending or threatened any:

          (i) claims, complaints, notices or requests for information received from a Governmental Authority by the Borrower or any of its Material Subsidiaries, or which any of them is otherwise aware, with respect to any alleged violation of or alleged liability under any Environmental Law; or

          (ii) stop, clean-up or preventative orders, directions, cautions or requests, notice of which has been received from a Governmental Authority by the Borrower or any of its Material Subsidiaries, or of which any of them is otherwise aware, relating to the environment which requires any work, repair, remediation, clean-up, construction or capital expenditure with respect to any property owned, leased, managed, controlled or operated by the Borrower or any of its Material Subsidiaries; and

     (c) the result of which would be a Material Adverse Effect on the Borrower or its Material Subsidiaries except in compliance with all Environmental Laws, no contaminant or hazardous substance has been received, handled, used, stored, treated or shipped at or from, and there has been no discharge or release of a contaminant or hazardous substances at, on, from or under any property owned, leased, managed, controlled or operated by the Borrower or any of its Material Subsidiaries except to the extent such non-compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

          I give this Compliance Certificate on behalf of the Borrower and in my capacity as the [title] of the Borrower, and no personal liability is created against or assumed by me in the giving of this Certificate.

          Dated at [], this [] day of [], [].


                                             ______________________
                                             Name:
                                             Title:

                                  SCHEDULE C
                            to the Credit Agreement
                         dated August 29, 2000 between
                          Neutrino Resources Inc. and
                                Bank One Canada
________________________________________________________________________________

                               CONVERSION NOTICE
                               -----------------

TO:       BANK ONE CANADA (the "Bank")

DATE:
________________________________________________________________________________

1. This Conversion Notice is delivered to you pursuant to the terms and conditions of the credit agreement dated August 29, 2000 between the undersigned and the Bank relating to the establishment of a U.S. $30,000,000 credit facility in favour of the undersigned, as amended, modified, supplemented or restated (the "Credit Agreement"). All defined terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.

2.   The Borrower hereby requests a Conversion as follows:

     (a)  Conversion Date:_________________________________________

     (b)  Conversion of the following Loan:

          (i)   Type of Loan:______________________________________

          (ii)  Amount:____________________________________________

          INTO the following Loan:


          (iii) Type of Loan:______________________________________

          (iv)  Amount being converted:____________________________

     (c)  Payment, delivery or issuance instructions (if any):_____

          ________________________________


                                        Yours very truly,

                                        NEUTRINO RESOURCES INC.


                                        Per: _______________________
                                             Name:
                                             Title:

                                  SCHEDULE D
                            to the Credit Agreement
                         dated August 29, 2000 between
                          Neutrino Resources Inc. and
                                Bank One Canada
________________________________________________________________________________

                                DRAWDOWN NOTICE
                                ---------------

TO:       BANK ONE CANADA (the "Bank")

DATE:
________________________________________________________________________________

1. This Drawdown Notice is delivered to you pursuant to the terms and conditions of the credit agreement dated August 29, 2000 between the undersigned and the Bank relating to the establishment of a U.S. $30,000,000 credit facility in favour of the undersigned, as amended, modified, supplemented or restated (the "Credit Agreement"). All defined terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.

2.   The Borrower hereby requests a Drawdown as follows:

     (a)  Drawdown Date: _______________________________________________

     (b)  Amount of Drawdown:___________________________________________

     (c)  Type of Loan:_________________________________________________

     (d)  Payment, delivery or issuance instructions (if any):__________

          _______________________________

3. The Borrower hereby certifies and represents and warrants to the Bank that no Default or Event of Default has occurred and remains outstanding nor will any such event occur as a result of the aforementioned Drawdown.

                                        Yours very truly,

                                        NEUTRINO RESOURCES INC.

                                        Per:____________________________
                                            Name:
                                            Title:

                                  SCHEDULE E
                            to the Credit Agreement
                         dated August 29, 2000 between
                          Neutrino Resources Inc. and
                                Bank One Canada
________________________________________________________________________________

                               REPAYMENT NOTICE
                               ----------------

TO:       Bank One Canada (the "Bank")

DATE:     ____________________


1. This Repayment Notice is delivered to you pursuant to the credit agreement dated August 29, 2000 between Neutrino Resources Inc. and the Bank relating to the establishment of a U.S.. $30,000,000 credit facility in favour of the undersigned, as amended, modified, supplemented or restated (the "Credit Agreement"). All defined terms set forth in this Repayment Notice shall have the respective meanings set forth in the Credit Agreement.

2.   The Borrower hereby gives notice of a repayment as follows:


     (a)  Date of repayment:________________________________

     (b)  Loan(s):__________________________________________

     (c)  Principal amount:_________________________________


                                        Yours very truly,

                                        NEUTRINO RESOURCES INC.

                                        Per:________________
                                            Name:
                                            Title: